 AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 26, 2021

 GATC HEALTH CORP.

2030 Main Street, Suite 660,

Irvine, California 92614

(833) 333-GATC (4282)

www.gatchealth.com

UP TO 12,593,075 SHARES OF COMMON STOCK

INCLUDING UP TO 1,093,075 SHARES TO BE SOLD BY SELLING SHAREHOLDERS (1)

		Underwriting
	Price to	Discounts and	Proceeds to Issuer	Proceeds to
	Public	Commissions (2)	Before Expenses (3)	Other Persons

Per Share (4)	$5.00	$--	$5.00	$5.00
Total	$54,752,200.00	$--	$50,000,000.00	$4,752,200.00

(1) The Company is offering up to 10,000,000 shares of Common Stock, plus up to 1,500,000 shares to be issued to investors who purchase 200,000 or more shares.  The selling shareholders are offering up to 950,500 shares of Common Stock, plus up to 142,575 shares to be issued to investors who purchase 200,000 or more shares.

(2) We have not engaged any placement agent or underwriter in connection with this offering. To the extent that we do so, we will file a supplement to the Offering Statement of which this Offering Circular is a part.

(3)  Does not include expenses of the offering. See “Use of Proceeds” and “Plan of Distribution and Selling Shareholders.”

The Company expects that the amount of expenses of the offering that it will pay if all offered shares are sold will be approximately $3,770,000.  This amount includes the following:  (i) platform fees to Manhattan Street Capital of $120,000 and estimated technology fees of 7% of the funds raised (paid by the Company and selling shareholders as applicable) (ii) accounting fees of $20,000, (iii) legal fees of $60,000, (iv) Edgarization fees of $12,000 and state filing fees and other expenses of $108,000.  This amount does not include commissions if the Company engages any registered brokers.

(4)  Does not include the effective discount that would result from investors purchasing shares at a 15% discount based upon an investor’s investment level. For details of the effective discount, see “Plan of Distribution and Selling Shareholders - Perks.”

The Company has entered into an agreement with FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital”) in connection with the use of its online platform for this offering. Under that agreement, the Company will pay Manhattan Street Capital fees of (1) $60,000 in cash and 405,000 shares of Common Stock as a project management retainer fee, plus ten-year cashless exercise warrants to purchase $60,000 of Common Stock at an exercise price of $5.00 per share, or 12,000 shares of Common  Stock, (2) $5,000 per month while the offering is live for investment or reservations, including any “testing the waters” time period,  plus ten-year cashless exercise warrants to purchase 12,000 shares of  Common Stock at an exercise price of $5.00 per share, and (3) a technology and administration fee of $25 per investor, in cash, paid by the Company when each investor deposits funds into the escrow account plus ten-year cashless exercise warrants to purchase the same value of Common Stock at an exercise price of $5.00 per share. See “Plan of Distribution and Selling Shareholders – Online Platform.” The total number of warrants and underlying shares of Common Stock issuable pursuant to clauses (2) and (3) above will not be determined until the offering is terminated. None of the shares of Common Stock issuable upon the exercise of warrants issued to Manhattan Street Capital are included in the 10,000,000 shares being offering by the Company.

The offering (the “Offering”) will terminate at the earlier of: (i) the date at which the maximum offering amount, $54,752,200 (the “Maximum Offering Amount”) has been sold (ii) the date at which the Offering is earlier terminated by the Company in its sole discretion or (iii) the date that is one year from this Offering being qualified by the United States Securities and Exchange Commission (the “Commission”). The Company has engaged Prime Trust as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. No minimum target amount is required, the Escrow Agent may hold a series of closings on a rolling basis at which the Company will receive the funds from the escrow agent and issue the shares to investors. The Company may undertake one or more closings on a rolling basis.  After each closing, funds tendered by investors will be made available to the Company.  After the initial closing of the Offering, the Company expects to hold closings on at least a monthly basis.  Proceeds from the sale of Common Stock will not be escrowed, and all net proceeds will be immediately available for use by the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities will commence on approximately [____________], 2021.

The Company is following Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that the Company becomes a reporting company under the Securities Exchange Act of 1934, the Company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, unless the context indicates otherwise, the terms “GATC Health,” “the Company,” “we,” “our” and “us” refer to GATC Health Corp and its majority-owned subsidiary, GATC Rx Corp (“GATC Rx”).

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

The Company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●

annual reports (including disclosure relating to the Company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the Company may immediately suspend the Company’s ongoing reporting obligations under Regulation A.

If and when the Company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●

will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●

will not be required to obtain a non-binding advisory vote from its stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The Company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The Company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the Company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the Company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, (the “Securities Act”) or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the Company would cease to be an “emerging growth company” if the Company has more than $1.07 billion in annual revenues, has more than $700 million in market value of its Common Stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the Company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the Company’s Common Stock, you should carefully read this entire Offering Circular, including the Company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

GATC Health Corp. (the “Company”) is engaged in the business of providing products and services for the gathering of human genome DNA, sequencing, and processing that sequence through artificial intelligence.

The Company has one majority-owned subsidiary, GATC Rx Corp (“GATC Rx”).  The Company is currently seeking to acquire the 36.6% of minority interests in GATC Rx in exchange for the Company’s  Common Stock.  By resolution of the board of directors, (the “Board of Directors”) dated March 31, 2021, the Company agreed to issue 2,431,000 shares of Common Stock to acquire the minority interests in GATC Rx, via merger with a subsidiary to be organized for this purpose. The merger is subject to approval by the majority of the minority shareholders, at a special meeting  scheduled for July 15, 2021.  There is no assurance that the required shareholder approval will be obtained, in which case GATC Rx Corp. would continue to be a majority-owned subsidiary.

Following the Annual Meeting of Shareholders held on June 7, 2021, the Company’s Board of Directors authorized a one-for-one stock dividend for each share of Common Stock outstanding as of September 15, 2021(the “Stock Split”). At the Annual Meeting, the shareholders approved the authorization of a classified Board of Directors as well as the issuance of up to 10,000,000 shares of Preferred Stock, $0.0001 par value per share, including up to 1,500,000 shares of Series A Convertible Preferred Stock.  All share numbers in this Offering Circular give effect to the Stock Split and the conversion of 16,400,000 shares of Common Stock to 820,000 shares of Series A Convertible Preferred Stock effected in June 2021. See “Risk Factors -- The ability of stockholders to control our policies and effect a change of control of our Company is limited by certain provisions of our Articles of Incorporation and bylaws and by Wyoming law.”

The Company was incorporated in Wyoming on May 16, 2020. Our business office is located at 2030 Main Street, Suite 660, Irvine California 92614. Our telephone number is (833) 333-GATC (4282) and our website is www.gatchealth.com.

The Current Offering

Securities offered

Maximum of 12,593,075 shares of Common Stock

•

Of these shares, up to 11,500,000 are being offered by the Company, which includes 1,500,000 shares that will be offered to investors who purchase 200,000 or more shares.

•

Of these shares, up to 1,093,075 are being offered by the selling shareholders, which includes 142,575 shares that will be offered to investors who purchase 200,000 or more shares.

Common Stock outstanding before the Offering (1)	11,280,000 shares
Common Stock outstanding after the Offering (1)(2)	22,780,000 shares
Series A Convertible Preferred Stock outstanding before the Offering	820,000 shares
Series A Convertible Preferred Stock outstanding after the Offering	820,000 shares
Voting Rights	The shares of Common Stock have one vote per share of Common Stock, while Series A Convertible Preferred Stock shares have 20 votes per share. See “Securities Being Offered.”
Use of proceeds	The Company intends to use the proceeds of this offering for research and development, marketing, general and administrative purposes, cyber security and strategic acquisitions. See “Use of Proceeds.”

(1)

Does not include: (i)  the issuance of 2,431,000 shares to acquire the GATC Rx minority interests, (ii) 1,937,511 shares of Common Stock issuable upon mandatory conversion of the $3.408,337  aggregate principal amount of 8% convertible debentures (the “Convertible Debentures”) outstanding as of June 30, 2021 and accrued interest thereon estimated as of August 31, 2021 upon the closing of no less than $1 million in investments in this offering, (iii) 200,000  shares of Common Stock issuable upon exercise of outstanding stock options at $0.05 per share, and (iv) options to purchase 266,667 shares of Common Stock at $1.875 per share.

(2)

Assumes that no individual investor purchases more than 200,000 shares.  Pursuant to the terms of the Convertible Debentures issued by the Company from October 2020 through June 2, 2021, the Convertible Debentures and accrued interest thereon will convert into shares of Common Stock of the Company if the Company raises $1,000,000 or more in this offering.  Assuming the Company raises $1,000,000 or more in this offering as of August 31, 2021, holders of the Company’s outstanding  $3,398,337 in Convertible Debentures and accrued interest in the amount of $223,697 would convert into Common Stock at $1.875 per share, resulting in the issuance of 1,931,751 shares of Common Stock as of that date.

Selected Risks

The Company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•

Future revenues from our technology cannot be assured.

•

Our proposed products may become subject to regulatory approval.

•

We may not be able to develop commercial products.

•

Dependence on Supplier

•

Our proposed products will face substantial competition.

•

Our intellectual property positions may be challenged, invalidated, circumvented or expire, or we may fail to prevail in present and future intellectual property litigation.

•

We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

•

We may continue to enter into joint ventures for the exploitation of our technology.

•

We have a limited operating history and may never be profitable.

•

We have no intention to pay dividends

•

Cyber Security Risks of our Multiomic Advanced Technology™

•

Risks of expansion of our business arise due to our limited operating history.

•

Capital and credit market conditions may adversely affect our access to various sources of capital and/or the cost of capital, which could impact our business activities, dividends, earnings and Common Stock price, among other things.

•

Dependence on key personnel.

•

The ability of stockholders to control our policies and effect a change of control of our Company is limited by certain provisions of our Articles of Incorporation and bylaws and by Wyoming law.

•

Our Board of Directors may change our policies without stockholder approval.

•

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.

•

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

•

Management discretion as to use of proceeds.

•

There has been no public market for our Common Stock and an active trading market for our Common Stock may not develop following this offering.

•

The market price and trading volume of our Common Stock may be volatile following this offering.

Certain investors are entitled to pay a lower price for the company’s Common Stock.

•

If you invest in this offering, you will experience immediate dilution.

•

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our Common Stock and, in the case of equity securities, may be dilutive to existing stockholders.

•

The Company’s Consolidated Financial Statements include a Going Concern Opinion.

•

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

•

The Subscription Agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Wyoming, regardless of convenience or cost to you, the investor.

•

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•

The Company’s operations could be adversely affected by renewed outbreaks of the COVID-19 virus or variants thereof.

•

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the Company’s business.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks related to the Company and its Business

Future revenues from our technology cannot be assured. Our revenues will be dependent on our ability to market  Multiomic Advanced Technology™ (“MAT”) and the Viral Immunity Platform (“VIP”), as well as our ability to design and market additional specialized genetic analysis engines targeted to specific medical conditions (“Engine” or “Engines” as applicable”). We currently have limited revenues from operations. Development of our business plan will require significant investment in funds and management resources, and is time consuming. We believe that the proceeds from the sale of all shares offered hereby will be sufficient to fulfill our business plan.  There can be no assurance we will be able to obtain sufficient funds to complete our business plan if all offered shares are sold, nor that our business plan will be successful.

Our proposed products may become subject to regulatory approval.  Our genetic testing products are not currently subject to regulation by the Food and Drug Administration, but in the event they become subject to the FDA’s regulations, obtaining and maintaining regulatory approval could be difficult, time-consuming and costly.  Specifically, our management team has no experience in dealing with FDA regulations, compliance delays could ensue, and deferred exploitation of our technology could occur and we could see an overall increase in our costs.

We may not be able to develop commercial products.  Successful product development in the genetic testing industry is highly uncertain, and very few research and development projects produce a commercial product. The development of Engines is costly and requires several months of research and development. Our research and development team is small at this time, and we will need to expend significant funds to hire, train and deploy technical and scientific staff in the future.

Dependence on Supplier.  We currently rely on Gene by Gene, Ltd., (“Gene by Gene”) as our supplier of test kits and initial DNA sequencing. Were Gene by Gene, Ltd. for any reason to cease to do business, our business would be adversely affected until we could obtain a new supplier.  The Company estimates that there are dozens of  other United States companies with equal or better sequencing abilities than Gene by Gene, and finding an alternate supplier would require about one month.

Our proposed products will  face substantial competition. We operate in a highly competitive environment. Our products compete with other products for genetic testing. Large pharmaceutical companies are expanding into this field with increasing frequency. These companies will likely have greater resources than we do. In addition, some of our competitors may have technical or competitive advantages over us for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop and market new products and for our current products to compete with new products or new product indications that these competitors may bring to market. As a result, our products may compete against products that have lower prices or  equivalent or superior performance.

Our intellectual property positions may be challenged, invalidated, circumvented or expire, or we may fail to prevail in present and future intellectual property litigation.  Our primary assets consist of intellectual property, including patent applications and trade secrets, and we are continually enhancing our intellectual property estate. We expect to file additional patent applications in the next 24 months. Our success depends in part on our  ability to obtain and defend our US patent rights and other intellectual property rights that are important to the commercialization of our products and product candidates. The patent process can be highly uncertain and often involve complex legal, scientific and factual questions. Third parties may challenge, invalidate or circumvent our patents and patent applications relating to our products, product candidates and technologies. In addition, patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe those patents.  Patent disputes are frequent, costly and can preclude, delay or increase the cost of commercialization of products. A determination made by a court, agency or tribunal concerning infringement, validity, enforceability, injunctive or economic remedy, or the right to patent protection, for example, are typically subject to appellate or administrative review. Upon review, such initial determinations may be afforded little or no deference by the reviewing tribunal and may be affirmed, reversed, or made the subject of reconsideration through further proceedings. A patent dispute or litigation may not discourage a potential violator from bringing the product that is alleged to infringe to market prior to a final resolution of the dispute or litigation. The period of time from inception until resolution of a patent dispute or litigation is subject to the availability and schedule of the court, agency or tribunal before which the dispute or litigation is pending. We may be subject to competition during this period and may not be able to fully recover for the losses, damages, and harms we incur from infringement by the competitor product even if we prevail. Moreover, if we lose or settle current or future litigations at certain stages or entirely, we could be subject to competition and/or significant liabilities, be required to enter into third-party licenses for the infringed product or technology or be required to cease using the technology or product in dispute. In addition, we cannot guarantee that such licenses will be available on terms acceptable to us, or at all.

As our patents expire, competitors may be able to legally produce and market similar products or technologies, which may have a material adverse effect on our product sales, business and results of operations. We plan to  continue to seek additional patent protection relating to our technology and future products. However, competitors may be able to invalidate, design around or otherwise circumvent the licensed patents and sell competing products. There can be no assurance that we will be able to replace the revenue lost upon the expiration of the patents.

From time to time, U.S. and other policymakers have proposed reforming the patent laws and regulations of their countries. In September 2011, after years of Congressional debate regarding patent reform legislation, President Obama signed into law the America Invents Act (the “Act”) considered by many to be the most substantial revision of U.S. patent law since 1952. The Act changes the current “first-to-invent” system to a system that awards a patent to the “first-inventor-to-file” for an application for a patentable invention. This change alters the pool of available materials that can be used to challenge patents and eliminates the ability to rely on prior research work in order to lay claim to patent rights. Disputes as to whether the first filer is in fact the true inventor will be resolved through newly implemented derivation proceedings. The Act also creates mechanisms to allow challenges to newly issued patents in the patent office in post-grant proceedings and new inter partes reexamination proceedings. Although many of the changes bring U.S. law into closer harmony with European and other national patent laws, the new bases and procedures may make it easier for competitors to challenge our patent, which could result in increased competition and have a material adverse effect on our product sales, business and results of operations. The changes may also make it harder to challenge third-party patents and place greater importance on being the first inventor to file a patent application on an invention.

We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.  The capital and credit markets may experience extreme volatility and disruption which may lead to uncertainty and liquidity issues for both borrowers and investors. We may access the capital markets to supplement our existing funds and cash generated from operations in satisfying our needs for working capital; capital expenditure and debt service requirements. In the event of adverse capital and credit market conditions, we may not be able to obtain capital market financing on similar favorable terms, or at all, which could have a material adverse effect on our business and results of operations. Changes in credit ratings issued by nationally recognized credit rating agencies could adversely affect our cost of financing and have an adverse effect on the market price of our securities. The same factors could impact the ability of our customers to purchase our products.

We may continue to enter into joint ventures for the exploitation of our technology. We have licensed our intellectual property on a non-exclusive basis to other entities controlled by management and others, and intend to continue to do so. This licensing permits us to concentrate our limited financial resources on our core business, while giving us a potential royalty income stream. Although we believe that these agreements are on terms at least as favorable as obtainable from unrelated third parties, these licensing agreements with affiliates may be considered to introduce conflicts of interests between us and these licensees.  We also may face the risk that these third parties may not perform as well as we could have, and that if successful, we will obtain less revenue in the short term, we believe, than if we were not to enter into such agreements.

We have a limited operating history and may never be profitable. Since we have a limited operating history, it is difficult for potential investors to evaluate our business. We expect that we will continue to need to raise additional capital in order to fund our operations. There can be no assurance that such additional capital will be available to us on favorable terms or at all. There can be no assurance that we will be profitable.

We have no intention to pay dividends. A return on investment may be limited to the value of our Common Stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

Cyber Security Risks of our Multiomic Advanced Technology™  The AI software included in  our Multiomic Advanced Technology™ is subject to security risks (cyber security) and the potential loss of confidential customer data. There have recently been a number of high– profile data breaches. Such data breaches could result in serious liability to the Company and impair consumer confidence in our services. We attempt to prevent data breaches by utilizing state-of-the-art cyber security measures, and by isolating the sensitive data from remote access.  There can be no assurance we will be successful in doing so.

Risks of expansion of our business arise due to our limited operating history.  Historically we have had a limited number of employees and consultants.  As we obtain customers, we will be required to establish a corporate infrastructure, and management has limited experience in managing an enterprise. Our continued growth and profitability depend on our ability to successfully realize our growth strategy by expanding our sales. We cannot assure that our efforts will be successful nor that we will not incur unforeseen administrative and compliance costs.

In particular, the growth of our business is dependent on the ability of our technical staff to develop genomic analysis Engines for additional sets of diseases. Because of the specialized nature of our proprietary technology, each new technical employee requires significant training, and if we expand our business rapidly, we could encounter delays in developing and deploying new products.  We could also face significant competition for new technical staff from other companies in the computer software or genomics industry, which we believe will enjoy continued expansion in the near future. These factors could adversely impact our growth and profitability in the future.

Our future success depends on our ability to develop new and accurate genetic diagnosis Engines for diseases and the marketing of those Engines thorough medical professionals and others. If we are unable to effectively market our Multiomic Advanced Technology™ we will be unable to grow and expand our business or implement our business strategy, which could materially impair our ability to obtain sales and revenue.

Capital and credit market conditions may adversely affect our access to various sources of capital and/or the cost of capital, which could impact our business activities, dividends, earnings and Common Stock price, among other things.  Our failure to obtain capital may significantly restrict our proposed operations. We need capital to operate and fund our business plan. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of Common Stock sold in this offering. Our failure to obtain the capital, which we require, may result in the slower implementation or curtailment of our business plan.

Dependence on Key Personnel.  We depend on key personnel, including Jeff Stroh, our Chief Executive Officer, and other current and future members of management, and the loss of services of one or more members of our senior management team or our technical team or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and existing and prospective industry participants, which could negatively affect our financial condition, results of operations, cash flow and trading price of our Common Stock.

The ability of stockholders to control our policies and effect a change of control of our Company is limited by certain provisions of our Articles of Incorporation and bylaws and by Wyoming law.  There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock with such rights, preferences and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or that our Common Stockholders otherwise believe to be in their best interests.

Our Articles of Incorporation provide for the issuance of up to 1,500,000 shares of Series A Convertible Preferred Stock, each share of which is convertible into twenty shares of Common Stock and entitles the holder to 200 votes per share. As of June 7, 2021 six of our shareholders have accepted an offer to exchange 16,400,000 shares of their Common Stock for 820,000 shares of Series A Convertible Preferred Stock.  If the six shareholders accept the offer to exchange their shares of Common Stock for shares of Series A Convertible Preferred Stock, this would give these six shareholders voting control (88.1%) of the Company.

The Articles of Incorporation provide for a classified Board of Directors, with each director serving a three-year term and with the terms of service for each director staggered, so that only one-third of our directors may be subject to re-election every year.

In addition to the above provisions, certain provisions of the Wyoming Management Stability Act may have the effect of impeding a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interests of our stockholders, including:

•

“business combination” provisions that, until our Common Stock is listed on NASDAQ or a national securities exchange, or we have more than 1,000 shareholders of record, or we have assets of more than $10 million as of the end of our last fiscal year, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the voting power of our outstanding voting shares or an affiliate or associate of ours who, at any time within the three-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements (approval by two-thirds of shares not owned by the interested shareholder); and

•

“control share” provisions that provide that holders of “control shares” of our Company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter, excluding all interested shares.

Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our Common Stockholders with the opportunity to realize a premium over the then current market price. Each item discussed above may delay, deter or prevent a change in control of our Company, even if a proposed transaction is at a premium over the then-current market price for our Common Stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

Our Board of Directors may change our policies without stockholder approval.  Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or those committees or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our Board of Directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.  Wyoming law provides that a director has no liability in that capacity if he or she satisfies his or her duties to us and our stockholders. Our Articles of Incorporation will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services; or a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated. In addition, our Articles of Incorporation will authorize us to obligate us, and our bylaws will require us, to indemnify our directors for actions taken by them in those capacities to the maximum extent permitted by Wyoming law. Our Articles of Incorporation and bylaws also authorize us to indemnify these officers for actions taken by them in those capacities to the maximum extent permitted by Wyoming law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our Company, your ability to recover damages from such director or officer will be limited. In addition, we will be obligated to advance the defense costs incurred by our directors and our officers, and may, in the discretion of our Board of Directors, advance the defense costs incurred by our employees and other agents, in connection with legal proceedings.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.  The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

Management discretion as to use of proceeds. The Company’s success will be substantially dependent upon the discretion and judgment of its management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described in “Use of Proceeds” is an estimate based on the Company’s current business plan. The Company, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and it will have broad discretion in doing so.

Any valuation at this stage is difficult to assess. The valuation for this offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

Risks related to our securities and the offering

There has been only no public market for our Common Stock and an active trading market for our Common Stock may not develop following this offering.  There has not been any public market for our Common Stock, and an active trading market may not develop or be sustained. We currently have no plans to list our Common Stock on any trading market.  Shares of our Common Stock may not be able to be resold at or above the initial public offering price. The initial public offering price of our Common Stock has been determined arbitrarily by management without regard to earnings, book value, or other traditional indication of value. Our Common Stock may trade below the initial public offering price following the completion of this offering. The market value of our Common Stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our Common Stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of companies in the medical cannabis industry and the attractiveness of their equity securities in comparison to other equity securities, our financial performance and general stock and bond market conditions.

The market price and trading volume of our Common Stock may be volatile following this offering.  Even if an active trading market develops for our Common Stock, the trading price of our Common Stock may be volatile. In addition, the trading volume in our Common Stock may fluctuate and cause significant price variations to occur. If the trading price of our Common Stock declines significantly, you may be unable to resell your shares at or above the public offering price.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Common Stock include:

•

actual or anticipated variations in our quarterly operating results or dividends;

•

changes in our funds from operations or income estimates;

•

publication of research reports about us or the medical cannabis estate industry;

•

changes in market valuations of similar companies;

•

adverse market reaction to any additional debt we incur in the future;

•

additions or departures of key management personnel;

•

actions by institutional stockholders;

•

speculation in the press or investment community;

•

the realization of any of the other risk factors presented in this Offering Circular;

•

the extent of investor interest in our securities;

•

investor confidence in the stock and bond markets, generally;

•

changes in tax laws;

•

future equity issuances;

•

failure to meet income estimates; and

•

general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their Common Stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our Common Stock.

Certain investors are entitled to pay a lower price for the company’s Common Stock. The company and the selling stockholders are offering shares of Common Stock at a 15% discount to investors who purchase 200,000 or more shares.  This effectively reduces those investors’ per share price to $4.25 per share.  For details of the effective discount, see “Plan of Distribution and Selling Shareholders - Perks.”

If you invest in this offering, you will experience immediate dilution.  We expect the initial public offering price of shares of our Common Stock to be higher than the pro forma net tangible book value per share of our outstanding shares of Common Stock. Accordingly, if you purchase shares of Common Stock in this offering, you will experience immediate dilution of approximately $3.778 in the pro forma net tangible book value per share of Common Stock. This means that investors who purchase shares of Common Stock will pay a price per share that exceeds the pro forma net tangible book value of our assets after subtracting our liabilities.

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our Common Stock and, in the case of equity securities, may be dilutive to existing stockholders.  In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common units and equity plan shares/units. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before Common Stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional Common Stock issuances, directly or through convertible or exchangeable securities (including common units and convertible preferred units), warrants or options, will dilute the holdings of our existing Common Stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our Common Stock. Any convertible preferred units would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to Common Stockholders.

 The Company’s Consolidated Financial Statements include a Going Concern Opinion. The Company’s consolidated financial statements were prepared on a “going concern” basis.  Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the Company’s ability to continue as a going concern. Specifically, the Company had  total stockholder’s equity of only $272,745 and an accumulated deficit of $1,062,083 as of December 31, 2020. Therefore, there is substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the Company will achieve its goals and reach profitable operations and is still dependent upon its ability to obtain sufficient debt and/or equity capital and/or to generate positive cash flow from operations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card Company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Shareholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The Subscription Agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Wyoming, regardless of convenience or cost to you, the investor.  As part of this investment, each investor will be required to agree to the terms of the Subscription Agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is part.  In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Wyoming, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Although we believe the provision benefits us by providing increased consistency in the application of Wyoming law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims.  Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the Agreement, including any claims made under the federal securities laws. By signing the Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the Company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Wyoming, which governs the Agreement, by a federal or state court in the State of Wyoming. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The Company believes that this is the case with respect to the Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Agreement with a jury trial. No condition, stipulation or provision of the Subscription Agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the Subscription Agreement.

Risks Related to COVID-19

The Company’s operations could be adversely affected by renewed outbreaks of the COVID-19 virus or variants thereof .  In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the U.S., Europe, and Asia implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Common Stock and investor demand for the Common Stock generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase the Company’s cost of capital and adversely affect its ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect the Company’s business, results of operations, or financial condition.

The extent to which COVID-19 affects the Company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and the Company’s business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the Company’s business. The Company’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Common Stock and the financial condition of the Company’s investors or prospective investors, resulting in reduced demand for the Common Stock generally. “Shelter-in-place” or other such orders by governmental entities could also disrupt the Company’s operations, if employees, who cannot perform their responsibilities from home, are not able to report to work.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders assuming that the shares are sold at $5.00 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the Company as of December 31, 2020 after giving effect to the Stock Split and the conversion of the Debentures and interest thereon.

	Issued Shares	Reserved Shares (3)	Total Issued and Potential Shares	Effective Cash per Share of Common Stock at Issuance or Potential Conversion
Common Stock	27,160,000		27,160,000	$.005
Convertible Debentures		370,953	370,953	$1.875
Total Common Share Equivalents	27,160,000	370,953	27,530,953	$.03
Investors in this offering, assuming $50,000,000 raised	11,500,000		11,500,000	$5.00(1)(2)
Total After Inclusion of this offering	37,160,000	370,953	37,530,953	$1.35

(1)

Assumes this offering is fully-subscribed, with 10,000,000 of these shares being newly issued Common Stock, plus up to a maximum of 1,500,000 shares being issued to investors who purchase 200,000 or more shares of Common Stock.

(2)

Does not give effect to the 15% discount that certain investors may receive on the price paid per share.  For details of the effective discount, see “Plan of Distribution and Selling Shareholders - Perks.”

(3)

Does not include options to purchase 200,000 shares of Common Stock at $0.05 per share or options to purchase 266,667 shares of Common Stock at $1.875 per share.

The following table illustrates the dilution that new investors will experience upon investment in the Company relative to existing holders of the Company’s securities. Because this calculation is based on the net tangible assets of the Company, the Company is calculating based on its net tangible book value of $(158,167) as of December 31, 2020, as included in its audited financial statements. The offering costs assumed in the following table includes up to $120,000 in fees to Manhattan Street Capital for use of its platform, technology fees estimated to be 7% of the total amount raised as well as legal, accounting fees, Blue Sky fees, and Edgarization and other costs and incurred for this offering estimated at $200,000.

The table presents four scenarios for the convenience of the reader: a fully subscribed $50,000,000 raise from this offering, a $37,500,000 raise from this offering, a $25,000,000 raise from this offering, and  a $12,500,000 raise from this offering, all giving effect to the conversion of $686,250 principal amount of Convertible Debentures plus interest thereon of $9,287.50 through December 31, 2020.  This table does not give effect to the 15% discount that certain investors may receive on the price paid per share.  For details of the effective discount, see “Plan of Distribution and Selling Shareholders - Perks.”

Percentage of funding	100%	75%	50%	25%

Offering price	$5.00	$5.00	$5.00	$5.00
Total Gross Proceeds	$50,000,000	$37,500,000	$25,000,000	$12,500,000
Total Shares outstanding Prior to the Offering as of December 31, 2020	27,160,000	27,160,000	27,160,000	27,160,000
Net Tangible Book value as of December 31, 2020	$(158,167)	$(158,167)	$(158,167)	$(158,167)
Net Tangible Book value per share Prior to the Offering	$(.0058)	$(.0058)	$(.0058)	$(.0058)
Proforma outstanding Shares after Offering*	39,030,953	36,155,953	33,280,953	30,405,953
Offering Expense	$3,820,000	$2,945,000	$2,070,000	$1,195,000
Proceed from the Offering (net of expenses)	$46,180,000	$34,555,000	$22,930,000	$4,100,000
Proforma Net Tangible book value after Offering	$46,021,833	$34,396,833	$22,771,833	$11,146,833
Increase in book value	$46,180,000.	$34,555,000	$22,930,000	$11,305,000
Proforma Net tangible book value per share after Offering	$1.1791	$0.9513	$0.6842	$0.3666
Increase in book value per share	$1.1849	$0.9572	$0.6901	$0.3724
Offering price	$4.35	$4.35	$4.35	$4.35
Dilution per share to new investors	$3.1709	$3.3987	$3.6658	$3.9834
Percent dilution	72.89%	78.13%	84.27%	91.57%

*Includes up to 370,953 shares of Common Stock reserved for the automatic conversion of the Convertible Debentures upon reaching $1,000,000 in proceeds to the Company in this offering, excluding costs of the Offering.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a Company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger Company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when the Company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2020 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●

In December 2020 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●

In June 2021 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SHAREHOLERS

The Company is offering a up to 10 million shares (not including shares that may be issued as perks – See “—Perks” below) of our Common Stock at a price of $5.00 per share. The Offering is being conducted on a best-efforts basis without any minimum number of shares or amount of proceeds required to be sold. There is no minimum subscription amount required (other than a per investor minimum purchase of $250) to distribute funds to the Company. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH, check, debit or credit card directly to the bank account established for this offering.

The Company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by us, in our sole discretion.

We may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The Company is offering its securities in all states other than Florida, Texas, North Dakota, Washington, and New Jersey.

We have not engaged any placement agent or underwriter in connection with this offering. To the extent that we do so, we will file a supplement to the Offering Statement of which this Offering Circular is a part.

The Online Platform

The Company has engaged Manhattan Street Capital to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Manhattan Street Capital will contract the services of a third party, FundAmerica, for the purpose of payment processing and storage of confidential investor data.  The following administrative and technology related functions that Manhattan Street Capital will perform are listed below:

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Accept investor data from potential investors on behalf of the Company;

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Reject investors that do not pass anti-money laundering (“AML”) or that do not provide the required information;

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Process subscription agreements and reject investors that do not complete subscription agreements;

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Reject investments from potential investors who do not meet requirements for permitted investment limits for investors pursuant to Regulation A, Tier 2;

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Reject investments from potential investors with inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

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Oversee transmittal by FundAmerica of data to the Company’s Transfer Agent in the form of book-entry data for maintaining the Company’s responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping; and

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Receive and transmit investor data to FundAmerica to store investor details and data confidentially and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML).

The Company will pay Manhattan Street Capital for its services in hosting the Offering of the shares on its online platform. Further, the Company has entered into an Engagement Agreement with MSC effective August 6, 2020  (the “Engagement Agreement”) which includes consulting services and technology services. The Company will pay MSC the following:

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A project management retainer fee:   $5,000 USD paid monthly in advance for a 12-month, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities will be sold in the Offering.  In addition, the Company has issued Manhattan Street Capital 360,000 shares of Common Stock as a founding shareholder.

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A listing fee of $5,000 USD per month while the Offering is live for investment or reservations, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

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MSC technology admin and service fee:  $25.00 USD per investment in the Offering, plus the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the Offering.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Payments are processed by the Escrow Agent named below via Fundamerica U.S. Bank, N.A. and upon each closing, funds will be deposited immediately available to the Company at its account at Bank of America, N.A. If a subscription is rejected, funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company.

Manhattan Street Capital has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Shares. Manhattan Street Capital is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Manhattan Street Capital is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon Manhattan Street Capital’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this securities Offering and no investor should rely on Manhattan Street Capital’s involvement in this offering as any basis for a belief that it has done extensive due diligence. Manhattan Street Capital does not expressly or impliedly affirm the completeness or accuracy of the Form 1-A and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Process of Subscribing

You will be required to complete a Subscription Agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

 If you decide to subscribe for the Common Stock in this offering, you should complete the following steps:

1. Go to www.manhattanstreetcapital.com/GATC.

2. Click on the “Invest Now” button;

3. Complete the online investment form;

4. Deliver funds directly by check, wire, debit card, credit card (which may incur a processing fee of 4%), or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;

5. Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

6. Once AML is verified, investors will electronically receive, review, execute and deliver to us a Subscription Agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Common Stock for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Common Stock, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Common Stock. Broker-dealers and other persons participating in the Offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the Company. Transferees of the Common Stock will be required to meet the above suitability standards.

In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the Common Stock. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

The Common Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the Common Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the investor, without interest or deductions.

Escrow Agent

Prime Trust  (the “Escrow Agent”) will serve as the Company’s Escrow Agent.   The Company has agreed to pay the Escrow Agent the following:

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$300.00 Escrow account setup fee.

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$25.00 per month escrow account fee for so long as the Offering is being conducted.

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$250.00 Escrow Extensions.

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$250.00 per month Escrow Cloud Hosting Fee.

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Technology Transaction Fee of $7.50 for investments equal to or greater than $500.00 and $2.00 for transaction less than $500.

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Investor and Capitalization Table management fee of $25.00 per month.

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Accounting batch fee of $25.00 per batch.

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Compliance fee of $2.00 per US individual and $25 per US entity,

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Compliance fee of $5.00 per UK/Canadian individual investor.

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Compliance fee of $60.00 per individual international investor and $75.00 per international entity.

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 Processing fees of $2.00 per ACH transaction.

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$5.00 per check.

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$15.00 per domestic wire and $35.00 per international wire.

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Cash management fee of 0.5% of funds processed (up to a maximum of $8,000).

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Support and administration fees as needed on an hourly basis ranging from $85.00 per hour for Administrative Assistants to $750.00 per hour for the Chief Trust Officer.

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A credit card processing fee equal to 4.00% of the amount processed (which will be paid by the Subscriber).

Transfer Agent

The Company has also engaged Colonial Stock Transfer (the “Transfer Agent”), a registered transfer agent with the Securities and Exchange Commission, who will serve as Transfer Agent to maintain stockholder information on a book-entry basis. The Company estimates the aggregate fee due for the above services to be approximately $5,000 annually.

Perks

Certain investors in this offering are entitled to receive a 15% discount on the price paid per share, if they purchase at least 200,000 shares of Common Stock.  This effectively reduces their per share price to $4.25 per share.

Selling Shareholders

Certain shareholders of the Company intend to sell up to 950,500 shares of Common Stock in this offering, not including shares that may be issued as perks.  See “—Perks” above.  Selling shareholders will participate in this Offering at the same time as the Company, selling no more than ten percent (10%) of the shares issued to investors at each closing.  That means at each closing, one share will be sold by the selling shareholders for each nine shares sold by the Company, until all 950,500 shares have been sold  by the selling shareholders.

Selling shareholders will participate on a modified pro rata basis, with nine shareholders, who are offering a total of 728,500 shares, comprising the first 200,000 shares being sold by selling shareholders, and thereafter all selling shareholders as a group will sell pro rata, which means that at each closing in which selling shareholders are participating, a shareholder will be able to sell its Pro Rata Portion of the shares that the shareholder is offering (as set forth in the table below) of the number of securities being issued to investors.

After qualification of the Offering Statement, the selling shareholders will enter into an irrevocable power of attorney (“POA”) with the Company and the CEO, as attorney-in-fact, in which they direct the Company and the attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Selling Shareholder	Shares owned	Shares offered	Shares	Shareholder's
	prior to	by selling	owned	Pro Rata
	Offering	shareholder (1)	after the	Portion (2)
			Offering (1)
Priority Group
Evolutionary Analytics, LLC(3)	6,000,000	300,000	5,700,000	31.6%
Copazul Capital Trust	6,000,000	300,000	5,700,000	31.6%
Kevin Woodbridge	50,000	50,000	0	5.3%
Randall Letcavage	33,500	33,500	0	3.5%
Dennis Locke(3)	1,000,000	10,000	990,000	1.1%
Gerry Martin(3)	2,000,000	10,000	1,990,000	1.1%
Jeff Moses(3)	1,000,000	10,000	990,000	1.1%
Megan Bradshaw	150,000	10,000	140,000	1.1%
Chad Penry	100,000	5,000	145,000	0.5%
Total Priority Group	16,333,500	728,500	15,655,000	76.6%

Secondary Group
Dr. Jonathan Lakey	220,000	6,000	214,000	0.6%
Eric Mathur	1,000,000	15,000	985,000	1.6%
GATC Canna	1,000,000	50,000	950,000	5.3%
Ian Jenkins	3,000,000	25,000	2,975,000	2.6%
Jayson Uffens	3,000,000	25,000	2,975,000	2.6%
John Stroh(3)	400,000	20,000	380,000	2.1%
Kaitain, LLC	750,000	40,000	710,000	4.2%
Left Handed Holdings, LLC	200,000	10,000	190,000	1.1%
Nommos Holdings, LLC	200,000	10,000	190,000	1.1%
Robert Ouriel	100,000	5,000	95,000	0.5%
Robin Charlotte	100,000	5,000	95,000	0.5%
Rod Turner	180,000	10,000	170,000	1.1%
Roger Mercator	20,000	1,000	19,000	0.1%
Total Secondary Group	10,170,000	222,000	9,948,000	23.4%

TOTAL (4)	26,503,500	950,500	25,603,000	100%

(1) Assumes maximum number of shares are sold in this offering. Does not include up to 142,575 shares that may be issued to investors who purchase 200,000 or more shares.

(2) “Pro Rata Portion” represents that portion that a shareholder may sell in the offering expressed as a percentage where the numerator is the amount offered by the shareholder divided by the total number of shares offered by all selling shareholders.

(3) Includes shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock on a 1-for-20 basis.

The total number of shares owned by the selling shareholders prior to this offering represents 21.3% of the Company’s capital stock, on a fully diluted basis, assuming all options are exercised and all shares of Preferred Stock are converted to Common Stock.

Selling Shareholders Messrs. Moses, Stroh, Locke, Martin (who also controls the Copazul Capital Trust) are all executive officers or directors of the Company; Messrs. Penry and Woodbridge and Ms. Charlotte all hold non-

policy making officer positions, and Dr. Lakey and Mr. Mathurs are members of the Company’s Board of Advisors. Nommos Holdings and Evolutionary Analytics, LLC have provided consulting services to the Company.

Provisions of Note in the Company’s Subscription Agreement

Forum Selection Provision

The Subscription Agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of Wyoming, for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although the Company believes the provision benefits us by providing increased consistency in the application of Wyoming law in the types of lawsuits to which it applies and in limiting the Company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the Offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, including any claim under federal securities laws. By signing the Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS

The Use of Proceeds is an estimate based on the Company’s current business plan. A portion of the proceeds from this Offering may ultimately be used to compensate or otherwise make payments to officers or directors of the Company. The officers and directors of the Company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds from this offering may be used to pay these ongoing business expenses

Assuming a maximum raise of $50,000,000, (and assuming no shares are issued as perks, see “Plan of Distribution and Selling Shareholders - Perks”), the net proceeds of this offering would be approximately $46,180,000 after subtracting sales by selling shareholders, estimated offering costs of $120,000 in  advisory fees payable to Manhattan Street Capital, as well as 7% in  transaction fees  as set forth under the caption “Plan of Distribution and Selling Shareholders” above of $3,500,000,  and $200,000 in legal, accounting and other fixed costs of the offering. If the Company successfully raises $46,180,000 in net proceeds, it intends to use the proceeds as follows: (a) research and development, including expansion of our technical team and developing new disease platforms and a mobile app for  $20 million and general research and development staff of $3,980,000; (b) hiring of a grant team to obtain government grants for genetic research projects, $800,000; (c) marketing costs and public relations of $1.2 million; (d) cyber security costs of $1.4 million; (e) strategic acquisitions of other companies in related businesses of $11.8 million,  and (f) the remainder of $7 million for general and administrative expenses, including $300,000 in accrued compensation to consultants of which $51,000 is owed to officers of the Company.

Assuming a maximum raise of $37,500,000, and assuming no shares are issued as perks, see “Plan of Distribution and Selling Shareholders - Perks”), the net proceeds of this offering would be approximately $33,305,000 after subtracting sales by selling shareholders, estimated offering costs of $120,000 in  advisory fees payable to Manhattan Street Capital, as well as 7% in  transaction fees  as set forth under the caption “Plan of Distribution and Selling Shareholders” above of $2,625,000,  and $200,000 in legal, accounting and other fixed costs of the offering. If the Company successfully raises $33,305,000 in net proceeds, it intends to use the proceeds as follows: (a) research and development, including expansion of our technical team and developing new disease platforms and a mobile app for  $14 million and general research and development staff of $3 million; (b) hiring of a grant team to obtain government grants for genetic research projects, $800,000; (c) marketing costs and public relations of $840,000; (d) cyber security costs of $1,015,000; (e) strategic acquisitions of other companies in related businesses of $7.9 million,  and (f) the remainder of $7 million for general and administrative expenses, including $300,000 in accrued compensation to consultants of which $51,000 is owed to officers of the Company.

Assuming a maximum raise of $25,000,000, (and assuming no shares are issued as perks, see “Plan of Distribution and Selling Shareholders - Perks”), the net proceeds of this offering would be approximately $20,430,000 after subtracting sales by selling shareholders, estimated Offering costs of $120,000 in advisory fees payable to Manhattan Street Capital, as well as 7% in  transaction fees  as set forth under the caption “Plan of Distribution and Selling Shareholders” above of $1,750,000,  and $200,000 in legal, accounting and other fixed costs of the offering. If the Company successfully raises $20,430,000 in net proceeds, it intends to use the proceeds as follows: (a) research and development, including expansion of our technical team and developing new disease platforms for  $9.5 million and general research and development staff of $2.3 million; (b) hiring of a grant team to obtain government grants for genetic research projects, $400,000; (c) marketing costs and public relations of $8.4 million; (d) cyber security costs of $630,000; (e) strategic acquisitions of other companies in related businesses of $5.2 million,  and (f) the remainder of $4,060,000 for general and administrative expenses, including $300,000 in accrued compensation to consultants of which $51,000 is owed to officers of the Company.

Assuming a maximum raise of $12,500,000, (and assuming no shares are issued as perks, see “Plan of Distribution and Selling Shareholders - Perks”), the net proceeds of this offering would be approximately $8,430,000 after subtracting sales by selling shareholders, estimated Offering costs of $120,000 in  advisory fees payable to Manhattan Street Capital, as well as 7% in  transaction fees  as set forth under the caption “Plan of Distribution and Selling Shareholders” above of $875,000,  and $200,000 in legal, accounting and other fixed costs of the offering. If the Company successfully raises $8,430,000 in net proceeds, it intends to use the proceeds as follows: (a) research and development, including expansion of our technical team and developing new disease platforms for  $5 million and general research and development staff of $1.4 million; (b) contracting with outside grant consultants to obtain government grants for genetic research projects, $200,000; (c) marketing costs and public relations of $355,000; (d) cyber security costs of $350,000; (e) strategic acquisitions of other companies in related businesses of $1.5 million,  and (f) the remainder of $2.5 million for general and administrative expenses, including approximately $300,000 in accrued compensation to consultants of which $51,000 is owed to officers of the Company.

Please see the table below for a summary of the Company’s intended uses of net proceeds from this offering:

CATEGORIES	$100% Raise*	75% Raise*	50% Raise*	25% Raise*
Offering Costs	$3,820,000	$2,945,000	$2,070,000	$1,195,000
Research and Development	$23,980,000	$17,000,000	$11,800,000	$6,400,000
General and Administrative**	$7,000,000	$7,000,000	$4,060,000	$2,500,000
Marketing and Business Development	$2,000,000	$1,640,000	$1,240,000	$555,000
Strategic Acquisitions	$11,800,000	$7,900,000	$5,200,000	$1,500,000
Cyber Security	$1,400,000	$1,015,000	$630,000	$350,000

*Does not include shares sold by selling shareholders and the related proceeds.

* *Includes payment of accrued liabilities as of March 31, 2021 on consulting agreements totaling $300,000.

Until the Company raises $12,500,000 in gross proceeds from this Offering, it intends to use such proceeds as received, approximately 50% for research and development, including development of new Engines; 20% for general and administrative expenses, with no amounts to be paid on accounts payable until at least $2 million in offering proceeds are received; 5% on marketing and business development, and the remainder for cyber security and potential strategic acquisitions.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Corporate History

GATC Health Corp. (“we”, or “the Company”) was incorporated in Wyoming on May 16, 2020. Our majority owned subsidiary, GATC Rx, which developed our Virtual Immunity Platform (“VIP”), is currently inactive, and we intend to acquire the shares owned by the minority stockholders of GATC Rx by the issuance of 2,431,000 shares of our Common Stock on or before July 30, 2021.

The Company tests individual human genomes through proprietary technology it calls Multiomic Advanced Technology™ (“MAT”) and then uses, and uses the aggregation of individual data obtained to construct platforms (“Platforms”) or engines (“Engines”) to predict an individual’s predisposition to specific diseases or syndrome (“Predictive Multiomics™).

The foundations of MAT were developed by an unaffiliated company, Frèlli, Inc. (“Frèlli”) and pursuant to a License Agreement dated July 7, 2019, the technology underlying MAT was assigned to GATC Canna Corp. (“GATC Canna”) a company under common control with the Company.  Pursuant to an Intellectual Property Asset Purchase Agreement, GATC Canna transferred these intellectual property rights to the Company on July 24, 2020 in exchange for: 1,000,000 shares of the Company’s Common Stock and a license back to GATC Canna for the rights to use MAT in cannabis-related genomic analysis.  In connection therewith, on July 24, 2020, Frèlli transferred the patent rights for MAT to the Company pursuant to an Assignment agreement.  Under these agreements, the Company is required to pay Frèlli a 5% royalty on net sales.

Interpreting the Human Genome

The instruction set for all living cells is encoded in deoxyribonucleic acid, or DNA. The complete set of DNA for any organism is referred to as its genome. DNA contains small regions called genes, which comprise a string of nucleotide bases labeled A, C, G, and T, representing adenine, cytosine, guanine, and thymine, respectively. These nucleotide bases occur in a precise order known as the DNA sequence. When a gene is “expressed,” a copy of a portion of its DNA sequence called messenger RNA (mRNA) is used as a template to direct the synthesis of a particular protein. Proteins, in turn, direct all cellular function. Variations among organisms are due, in large part, to differences in their DNA sequences. Changes can result from insertions, deletions, inversions, translocations, or duplications of nucleotide bases. These changes may result in certain genes becoming overexpressed (excessive protein production), under-expressed (reduced protein production), or silenced altogether, sometimes triggering changes in cellular function. Each human body is also host to about 100 trillion bacteria and viruses, which also impact genetic expression. The most common form of variation in humans is called a single nucleotide polymorphism (SNP), which is a base change in a single position in a DNA sequence. Another type of variation, copy number variations (CNVs), occur when there are fewer or more copies of certain genes, segments of a gene, or stretches of DNA.

In humans, genetic variation accounts for nearly all  of the physical differences we see (e.g., height, hair, eye color, etc.). Genetic variations also can have medical consequences affecting disease susceptibility, including predisposition to complex genetic diseases such as cancer, diabetes, cardiovascular disease, and Alzheimer’s disease. They can affect individuals’ response to certain drug treatments, causing them to respond well, experience adverse side effects, or not respond at all.

The current state of genetics knowledge generally does not allow scientists, with rare exceptions such as Down’s Syndrome (and a few competitors which have located genetic markers for certain cancers.) to directly interpret DNA for the specific individual’s  predisposition to disease or other physical characteristics.  Nearly all commercially available genetic testing utilizes a polymerase chain reaction (PCR) buccal (mouth)  swab kits, which is used to “sequence” the individual’s genome. Sequencing is the process of determining the nucleic acid sequence– the order of nucleotides in DNA, RNA, or proteins. The typical commercial analysis employed by most of our competitors then analyses from 400,000 to 650,000 genetic “markers”—those portions of the genome which have been determined, with varying levels of confidence, to have significance. Sequencing is followed by “alignment,” which is a way of arranging the sequences of DNA, RNA, or protein to identify regions of similarity that may be a consequence of functional, structural, or evolutionary relationships between the sequences Using the proprietary algorithms and artificial intelligence (AI) comprising Multiomic Advanced Technology ™,  we are able to align and analyze all of the 6.4 billion nucleotide pairs in the human genome—up to 8,000 times more than the typical genetic rest-in seconds, not hours or days of computing time.

Noted, that because human chromosomes exist in pairs that are almost identical, it is commonly understood that only 3 billion nucleotide pairs (the haploid genome) need to be sequenced to gain complete information concerning a representative human genome. However, since MAT is capable of a complete analysis of the entire genome, we align and analyze all 6.2 billion data points for maximum accuracy.

MAT is not limited to analysis of the human genome. It is also capable of analyzing the individual’s multiomics.  Multiomics is part of a revolution in science and medicine birthed by groundbreaking scientific advancements in 2001 when DNA was decoded. Multiomics consists in analyzing not only the human genome, but other “omics,” including viromes (viruses inside the body), proteomics (proteins) and metabolites.

Industry Overview and GATC Health’s Vision

The global genetic testing market is estimated to be approximately $13 billion, growing to over $21 billion by 2027. (Source: Global Genetic Testing Market, Opportunities and Forecast, 2020-2027, by Allied Market Research).  North America comprises 58% of that market.  We believe that rising awareness of the genetic causes of disease, the growth in personalized medical care in the United States, the prospect of increasing health care costs, especially for conditions which appear to be preventable,  and the growing acceptance of genetic testing services are the primary factors driving growth in the industry.

Predictive Multiomics™ enables individuals and their health care providers to not only become aware of the individual’s predisposition to particular diseases, but the lifestyle changes which can reduce or potentially eliminate the onset of disease.

We believe that DNA is the key to improved health.

•

Personalized medical analysis and

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reporting for self-diagnosis, health planning and longevity

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Assistance to medical professionals in approaches for better patient outcomes

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Identification of root cause and disease pathology

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Prescreening clinical trial participants for predictive outcomes and anomalies

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Assistance in creation of new drugs and therapeutic solutions

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Repurposing existing drugs for alternate or off label applications

Our Business

GATC Health believes that its Predictive Multiomics™ positions the Company as the global leader in developing predictive models of human health, providing insight into personal health and wellness by looking beyond the genome.

We currently have developed three customized genetic analysis Engines.

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The first is a health and wellness Platform, which enables patients to maximize health and wellness by following their genetically-specific diet, exercise and lifestyle prescriptions.

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Through GATC Canna, which is has some shareholders in common with us, we have developed an Engine to assist medical professionals in prescribing the appropriate cannabis-based medications.

•

Most recently, VIP predicts susceptibility to COVID-19. VIP is readily customizable for other viral infections such as influenza. A substantial portion of the proceeds of this offering, approximately 50%, is expected to be expended for the research and development expenses related to Engine development.

Engines are developed for specific conditions by utilizing proprietary algorithms to  compare test results from a pool of human subjects with their medical histories, utilizing proprietary algorithms, and usually require three to four months to complete. The results are incorporated in our analytical algorithms. Our proprietary algorithms permit the use of a smaller pool of test subjects than would otherwise be required.

We plan to generate revenue from Predictive Multiomics™ through the sale of test kits through physicians, medical clinics, hospitals, pharmacies and other medical care providers, and then on the alignment and analysis of the individual test kits using MAT’s proprietary algorithms. The total retail price for the test kit and analysis varies, but is generally from $400 to $500 per individual. To date we have only realized nominal revenues through one contract with Systemic Resources, which provides us with a payment of $39 for each analysis.  We plan to market test kits under our own name as well as under white label with the notation that the analysis is “powered by GATC Health Corp.”  We may receive a flat fee, license fee and/or revenue-sharing basis, as negotiated.

Licensing Agreements

As of May 2021, we have licensed MAT to the following entities:

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On March 23, 2021 the Company and GATC DB Care Corp., (“GATC DB”) entered into a licensing agreement related to Type I and Type II diabetes.  Pursuant to that licensing agreement GATC DB pays the Company a 7% royalty on net sales.   The licensing agreement is perpetual. The Company and GATC DB each have the right to the data generated by the Engine development and subsequent testing of individuals. GATC DB is required to fund all the costs of developing the Engine.

•

On July 24, 2020, the Company and GATC Canna entered into a licensing agreement, pursuant to which GATC Canna is required to pay the Company 80% of GATC Canna’s gross revenues.   The licensing agreement is perpetual. GATC Canna’s Engine is marketed to assist medical professionals in diagnosing specific cannabis products such as CBD to optimize health and wellness.

•

In May, 2021, the Company and Beyond Wellness and Fitness entered into a letter of intent for the development of an Engine relating to an individual’s predisposition for heart attacks. The parties have already commenced performance under the letter of intent, and a more definitive license agreement is being formalized. The contract provides for development on a fee basis with revenue to the Company to be based on a cost-plus basis for test kits and analysis.

We have not commenced marketing of our Virtual Immunity Platform at this time.

White Label Agreements

As of May 28, 2021 we have licensed MAT to Allergy Butler and Systemic Formulas for the generation of health and wellness analyses reports.

Our contract with Allergy Butler is for a co-branded health and wellness report. The Service Agreement, dated February 2021, has a term of three years.  Data is jointly owned by the Company and Allergy Butler.  The report price is $465 each.

The Master License and Services Agreement with Systemic Formulas is dated October 19, 2019 and was included in Frèlli’s technology transfer to us. This agreement is for a term of one year, renewable annually,  and provides for a payment of $39 for our AI analysis. Under the Systemic agreement, we have no responsibilities other than to perform the final AI analysis on the Systemic product.

Supplier

The Company currently relies on Gene by Gene, Ltd. as its supplier of swab test kits and initial DNA sequencing. There are a number of alternate suppliers available and we do not anticipate that the loss of this supplier will cause more than a transitory disruption in our business.

Marketing, Sales and Customer Fulfillment

Our strategy for marketing and sales is to provide test kits and analysis to the end user through physicians, medical clinics, hospitals, pharmacies and other medical care providers. We are in discussions with medical providers at this time.  We plan to develop specific, targeted Engines for additional diseases in collaboration with medical practitioners and academics. Production and shipping of test kits and the initial sequencing of test kits is performed by a third-party laboratory. We do not plan to bring production nor initial sequencing in house.

Customer service requirements to date have been limited. We will likely outsource our customer service requirements for tracking the testing process and providing reports on a timely basis to an outside company, so that we may focus our efforts on our core business activities. We have no arrangements at this time for any third-party customer service facility.

Engines under Development

A diabetes Engine is being developed by an affiliated entity, GATC DB, and an unrelated entity is developing a cardiac health Engine. A depression Engine is being developed internally at this time. We expect that all of these Engines will be complete by the end of calendar 2021.

In the near future, we intend, with the proceeds of this offering, to develop Engines for one or more of the most common varieties of cancer and for Alzheimer’s and other dementia syndromes. According to the National  Cancer Institute, in 2020, an estimated 1,806,590 new cases of cancer will be diagnosed in 2020 and 606,520 individuals will die from cancer. The most common cancers, in descending order, are breast cancer, lung and bronchus cancer, prostate cancer, colon and rectum cancer, melanoma of the skin, bladder cancer, non-Hodgkin lymphoma, kidney and renal pelvis cancer, endometrial cancer, leukemia, pancreatic cancer, thyroid cancer, and liver cancer.  The National Institute on Aging estimates that over 5.5 million Americans may have dementia caused by Alzheimer’s.

We believe that if we are successful in developing and marketing a wide range of Engines, and collect data on a large number (1 million or more) of individual genomes lion or more) we will be able to use that data for greater understanding of the human genome and the prevention of disease in general. Our goal is to build the most comprehensive and accurate database of the human genome as it relates to disease prevention and tailored therapies.

Competition

There are a number of companies engaged in testing and research of the human genome. 23andme, Ancestry, and CRI Genetics are the best and most well-known, and offer basic information regarding ancestry and a limited range of potential health risks. These companies have to some extent been criticized due to a large percentage of false positive results with respect to forecasting genetic predisposition to disease. They offer test results typically for less than $100, compared with up to $500 for our test, and are therefore more for a mass consumer market.

There are a number of other companies which offer genetic testing for discrete illnesses, the most common tests being for cancer or related syndromes. These tests are ordered by medical practitioners and cost about $300 to $500; most if not all are covered by insurance. We believe that MAT, if applied to these fields, will be more accurate than existing tests. However, most of these companies are better established and better capitalized than the Company. We may not have sufficient management and financial resources to compete with all or even most of these specialized testing companies, and if appropriate, we may license our technology to them to increase market penetration in a short period of time. Nevertheless, we may not be able to compete with all or even a substantial percentage of competing technologies and product offerings in the industry.

Employees

The Company has 8 full-time employees and no part-time employees.

Intellectual Property

We own intellectual property, including patent applications and trade secrets acquired from Frèlli, Inc. and GATC Canna on July 24, 2020, as well as rights to Patent Application 2021/0104322 published on April 8, 2021, Personal Wellness Recommendation Engine, originally patent application 16/938,791 filed on July 20, 2020.

We use the trademarks Viral Immunity Platform™, Multiomics Advanced Technology™, and Predictive Multiomics™.  We have filed a trademark application for Predictive Multiomics™ on February 10, 2021, serial number: 90522861, international class 042, computer programming in the medical field, and for Multiomics Advanced Technology™ on May 24, 2021, serial number 90731205, international class 009, Computer and Software Products and Electrical and Scientific Products, and for Viral Immunity Platform™ on May 24, 2021, serial number 9073122, international class 009, Computer and Software Products and Electrical and Scientific Products.

The Company is continually developing its intellectual property estate and expects to file additional patent applications in the near future.

Regulation

The genetic testing field is relatively new, and subject to only limited regulation. We are not subject to any current regulation, although parties with whom we contract may be so subject.  Laboratories which conduct genetic sequencing are subject to the Clinical Laboratory Improvement Amendments Act of 1988, which establish the certification process laboratories must pass in order to legally conduct clinical testing. The objective of CLIA is to determine clinical testing quality, including verification of the procedures used and the qualifications of the technicians processing the tests.

The Genetic Information and Nondiscrimination Act of 2008 (GINA) protects the genetic privacy of the public, including research participants. The passage of GINA makes it illegal for health insurers or employers from requesting or requiring genetic information of an individual or of family members and further prohibits the discriminatory use of such information.  The Health Insurance Portability and Accountability Act (HIPAA) Privacy Rule protects the confidentiality of patients’ individually identifiable health information — or Protected Health Information (PHI) — that HIPAA-covered entities (e.g., health care providers or an insurance company) hold. There are limits on when and with whom PHI may be shared, but there are no such restrictions on the use or disclosure of PHI that has been de-identified. In 2013, as required by the passage of the Genetic Information Nondiscrimination Act, the Privacy Rule was modified to establish that genetic information is considered PHI, and HIPAA-covered entities may not use or disclose PHI that is genetic information for underwriting purposes.

We are not covered by the above regulations at this time. In addition to HIPAA, the Common Rule, formally known as the Federal Policy for the Protection of Human Subjects, also  requires informed consent from individuals who participate in medical research projects. We or person with whom we contract for the collection of genomic data may be subject to these rules on informed consent. The Company intends to use reasonable care to protect individual patient confidentiality through its existing de-identification protocols.

Litigation

The Company has not been a party to any litigation.

THE COMPANY’S PROPERTY

The Company subleases approximately 2,500 square feet of office space on a month to month basis in a modern office building from ONIT Sciences, Inc., a company under common control with the Company, and also reimburses ONIT for health insurance premiums of approximately $4,500 per month paid by ONIT on behalf of certain Company consultants as part of their agreements. The total monthly payments to ONIT for the sublease and the health insurance is $15,000 per month. The lease rate per square foot of $4.00 is believed to be equivalent to the rate the Company would be required to pay to an unrelated party.

Technical and scientific staff currently work remotely. The Company anticipates that in the future it may be required to lease a limited amount of office space in the future for its office staff.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the consolidated  financial statements and financial condition of GATC Health Corp. and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

The Company is engaged in the business of providing products and services for the gathering of human genome DNA, sequencing, and processing that sequence through artificial intelligence.

 Overview

The Company was incorporated on May 16, 2020, and commenced operations shortly thereafter. We have enjoyed limited revenues to date and are still in the research and development stage of our business.

Operating Results

The Company generated  $12,000 gross revenues during the period from May 16, 2020 (“Inception”) to December 31, 2020.

Cost of Revenue

We had no cost of revenues during the year ended December 31, 2020.  All of the revenues were derived from our contract with Systemic Resources, under which we are paid a flat fee for alignment and analysis. No cost of goods is provided for under these revenues since it is nominal.

Operating expenses

Operating expenses during the period from Inception to December 31, 2020 included $861,218 of compensation expense, primarily paid to outside consultants and to officers, and general and administrative expenses of $202,293. The Company capitalized $268,000 in software development costs incurred during this period. The software is used in the Company’s genetic analysis business, in accordance with ASC 350-40 “Internal-Use Software” and ASC 350-985 “Software” because these development costs relate to modules for new products whose technological feasibility has been established.

Interest expense during the period from Inception to December 31, 2020 was $9,287 due to the accrued interest on the Company’s  Convertible Debentures, which are mandatorily convertible into shares of Common Stock at the lower of $1.875 per share or 75% of the public offering price of this offering. If this offering is successful, this accrued interest will be transferred to additional paid in capital.

Net loss

As a result of the foregoing, net losses during the period from Inception to December 31, 2020 was $1,062,083.  This includes $141,918 for net losses attributed to the non-controlling stockholders of GATC Rx, of which the Company owns 63.4% of the Common Stock.

Liquidity and Capital Resources

As of December 31, 2020 the Company had cash on hand of $28,429. During the period from Inception to December 31, 2020, net cash flows used in operating activities was $857,176, financing activities provided $1,186,250 in cash, and investing activities, consisting of capitalized software development costs, used $268,200 in cash.

On October 23, 2020, the Company commenced a private placement to raise up to $5 million through the issuance of 8% convertible debentures (the “Convertible Debentures”). As of June 30, 2021, the Company has raised $3,398,337 in this private placement.  We expect that the proceeds of a maximum Offering, together with the proceeds of the Company’s ongoing private placement, will satisfy the Company’s cash requirements for the next 18 to 24 months.

In order to continue as a going concern after that time, develop a reliable source of revenues, and achieve a profitable level of operations the Company may need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowings and the sale of Common Stock.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

Recent Offerings of Securities and Outstanding Debt

Indebtedness

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On October 23, 2020 the Company commenced a private placement to raise up to $5 million through the issuance of the Convertible Debentures.

o

As of June 30, 2021, the Company has offered and sold an aggregate of $3,398,337 principal amount of the Convertible Debentures.

o

The Convertible Debentures are mandatorily convertible into shares of Common Stock, together with accrued interest at 8% per annum, at the lesser of $1.875 per share or at a 25% discount to the price at which the Company effects a public offering under Regulation A, at the earliest to occur of (a) three years after issuance of each particular Convertible Debenture, or (b) at such time as the Company raises no less than $1 million in any offering (including this Offering) subsequent to the offering of the Convertible Debentures.

o

any holder of Convertible Debentures may also, at any time, convert the Convertible Debentures in whole or in part into Common Stock at such conversion rate.

o

The Company is using the proceeds from the sale of the Convertible Debentures for general business development and general and administrative expenses.

o

Assuming the Company raises more than $1 million in this offering, the principal and interest accrued on the Convertible Debentures through August 31, 2021 would convert into 967,100 shares of Common Stock.

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On June 3, 2021, the Company entered into an agreement with an investor to issue options to purchase 266,667 shares of Common Stock at a price of $1.875 per share for a total exercise price of $500,000 in connection with that investor and his family’s investment of $500,000 in the Convertible Debenture placement.

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As of December 31, 2020 $105,000 is due and payable to Evolutionary Analytics, which is also a shareholder,  pursuant to a consultancy agreement.  The Company expects to pay Evolutionary Analytics $105,000 out of the proceeds from this offering.

Equity Securities

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On May 12, 2021 the Company entered into a consultancy agreement with Dr. David Kushner.  In connection with his engagement as a consultant, and his appointment to the Board of Advisors,  Dr. David Kushner purchased 200,000 shares of Common Stock for $10,000 cash and was granted five-year options to purchase an additional 200,000 shares at $0.05 per share. Dr. Kushner’s consulting agreement relates to his marketing of the Company’s products to Veterans Administration Medical Facilities. He is currently affiliated with the Iowa City Veterans Affairs Health Care System.  The shares of Common Stock were sold pursuant to Section 4(a)(2) of the Securities Act.  The company used the proceeds from that offering for general operations.

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From October 2020 through June 25 2021, the Company has sold  $3,398,337 of its 8% Convertible Debentures in a private placement under Rule 506(c). This placement continues, and the Company believes that the proceeds of this placement will provide the Company with the cash needed for its operations until this Offering can be effected.

Plan of Operation

The Company currently has three new Engines in development, including a heart attack Engine, an Engine for diabetes being developed for our affiliate GATC DB and a depression Engine. We plan to launch one new Engine development project every two months, with each project requiring, on an average, 90 days to develop. The three Engines under development require the third party to pay the majority of costs associated with development.

Concurrently with the development of these and future Engines, the Company’s scientific and technical staff are refining and expanding the Company’s intellectual property estate.  We expect to file an additional patent application within the next twelve months. We are in discussions with several outside parties for additional Engine development projects.

With the receipt of the proceeds of this offering, the Company intends to greatly expand its scientific and technical staff. Because of the highly specialized and unique nature of our technology, we must expend a significant amount of time with each new member of our scientific and technical staff. To date, we have been able to fully staff all projects, but the receipt of proceeds of this offering will enable us to accelerate our developmental timeline as well as engage in the development of new business via marketing and seeking for governmental grants, primarily related to minority communities with their specialized health issues. Our revenue is expected to be derived primarily from developmental fees for various Engines, and then when marketing of those Engines and their related testing regimes is successful (of which there can be no assurance) from the sale of test kits on our white label projects, and from AI analysis of test results.

We intend to use a portion of the proceeds of this offering to hire a permanent Chief Executive Officer and Chief Financial Officer with public company and/or industry experience, and expand our general and administrative staff to support our expanded operations. We foresee that the growth in our staff will likely require us to seek new office space and we will need to expand our internal infrastructure (telephone and intranet). Although the genetic data we obtain is de-identified, we consider cyber security to be of the utmost importance, and plan to obtain, either via contract or through internal staff, the highest level of cyber security we can, given financial and technological constraints.

We also intend to acquire one or more companies in the genomic business who we believe can, by virtue of their technological expertise or existing market presence, enable the Company to expand its product offerings and market penetration.  As of the date of this Offering Circular, we are not in discussions with any acquisition target.

Our goal is to become the leading company in the world in the use of genomics to prevent disease. Eventually, we hope to assemble a comprehensive genomic database  which is the best or a leading contender in providing understanding of the human genome.

As of May 31, 2021, the Company has achieved the following milestones:

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Patented our technology.

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Developed or developing four Engines

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Assembled a team of scientific advisors and technical staff which prepares us for growth.

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Raised funds to launch our business model

As part of its plan of operations, the Company intends to execute the following milestones over the course of the next 12 months:

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Research and Development

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Develop up to 10 more Engines.

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Build our technical and scientific staff to enable us to expand our products.

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Marketing

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Obtain strategic alliances or marketing partnerships for our Engines.

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Establish GATC Health’s standing in the genomics community as one of the businesses in the forefront of the industry.

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Obtain grants to assist research into diseases from which minority or underserved communities suffer.

We envision that if we are successful in developing and marketing a wide range of Engines, and collect data on a large number (1 million or more) of individual genomes lion or more) we will be able to use that data for greater understanding of the human genome and the prevention of disease in general. Our goal is to build the most comprehensive and accurate database of the human genome as it relates to disease prevention and tailored therapies.

Trend Information

The Global DNA sequencing market is expected to witness significant huge growth in the coming years.  Certain factors that are driving the market growth include the rise in technological advancements in DNA sequencing, increasing application in clinical diagnosis and drug discovery, and growing investment in research and development.  The COVID-19 pandemic has focused public attention on the importance of preventing pandemics as well as the prevention and cure of chronic diseases which share co-morbidities with COVID-19, such as diabetes, obesity, asthma, and respiratory conditions.

Another factor driving the market in which we engage is the ever-increasing cost of health care, together with the emphasis on preventative care. We believe that these costs, which overwhelmingly fall upon employers and their health care plans, provide us with an opportunity to market our diagnostic engines to business and governmental employers alike.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company’s officers, directors and significant employees. Unless indicated, all work with the Company on a full-time basis. Full time basis means substantially all of that person’s professional time. Those officers who are indicated as working full time may devote up to 10 hours per week on other professional activities with entities that are licensees of the Company’s technology.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
John Stroh	Interim CEO	65	July 1, 2020	Part-Time
Jeff Moses	President and Chief Marketing Officer	56	July 1, 2020	Full Time
Dennis Locke	Interim Chief Financial Officer	67	July 1, 2020	Full Time
Jayson Uffens	Chief Science Officer	46	July 1, 2020	Full Time
Ian Jenkins	Chief Technology Officer	37	July 1, 2020	Full Time
Directors
John Stroh	Director	65	July 1, 2020	n/a
Dennis Locke	Director	67	July 1, 2020	n/a
Gerry Martin	Director	67	July 1, 2020	n/a

John Stroh, Interim Chief Executive  Officer and Director

John Stroh has been the Interim Chief Executive Officer and a Director of the Company since July 2020.  He devotes about 25 hours a week to the Company. Mr. Stroh was the Chief Executive Officer of Venture Analysis Group, in Irvine, California from January 2015 to August 2020,  and has been the Senior Managing Director of Boustead Securities, LLC, a registered broker-dealer,  since July, 2020., focusing on capital raising, strategic partnering and M&A advisory services in the life science, medical device, healthcare IT and health care services sectors. Mr. Stroh hold Series 7, 82TO, 24 and 63 securities licenses and has been a registered representative or principal of a registered firm since 1985.    From January 2016 to August 2020, he was Managing Director-Healthcare at Tellson Corporate Services, LLC, a full service Investment Bank focusing on early growth stage and middle market companies. From March 2013 to January 2016, Mr. Stroh was CEO of Global Healthcare Advisors. From 2001 to 2014, Mr. Stroh held senior management positions at a number of private companies in the medical and bioscience industry. He was Managing Director of Investment Banking for healthcare from 1999 to 2001 at Roth Capital Partners, and prior to his tenure at Roth he held management position at several investment banking firms. Mr. Stroh was on the Board of Directors of the Finance Committee for Memorial Care Orange Coast Medical Center from 2011 to 2017. He received a bachelor’s degree in management and an MBA at California State University, Long Beach. Mr. Stroh filed a petition under Chapter 13 of the Federal Bankruptcy Code in December 2018.

Gerry Martin, Director

Gerry Martin has been a director since July 1, 2020.  He devotes about 20 hours per week to the Company.  Mr. Martin has been the managing partner of Citivest Capital Group since June, 2010 and President of CMI Capital Investments since March 1989. With offices in Atlanta, Georgia and Newport Beach, California,  Citivest Capital Group provides real estate and business loans to individuals and small and medium sized businesses.  Mr. Martin has been a licensed real estate broker for more than 35 years.  Mr. Martin received a bachelor’s degree in real estate from Georgia State University in 1974.

Jeff Moses, President and Chief Marketing Officer

Jeff Moses has been President and Chief Marketing Officer of the Company since July 2020. He has also been Chief Executive Officer of GATC Canna since December 2020 and President and Chief Marketing Officer of ONIT Sciences since February 2019. ONIT markets organic, non-GMO formulations to increase crop  yields. Mr. Moses has also been Chief Marketing Officer and Director since March, 2013 of PowerOne Corporation, a Costa Mesa, California company engaged in energy consulting and is a Federal Energy Regulatory Commission (FERC) licensed power marketer with offices in Illinois, Michigan, and California. From 2018 to February 2012, he was the founder and Creative Director of Engine Marketing, LLC.  Mr. Moses received a bachelor’s degree in Literature in 1986 from Pitzer College.

Dennis Locke, Director and Interim Chief Financial Officer

Dennis Locke has been the Interim Chief Financial Officer and Director of the Company since July 2020. He has been the Vice President-Operations of GATC Canna since December 2020, and since February 2019 has been the Chief Operating Officer of ONIT Sciences. From January 2014 to January 2019 he was the Chief Financial Officer of PowerOne Corporation. From 1990 to 2014, Mr. Locke was a financial and/or operations officer at a number of privately held companies. He received a bachelor of science degree in Accounting from Franciscan University and an MBA with an emphasis in management in the University of La Verne.

Jayson Uffens, Chief Science Officer

Jayson Uffens  has been our Chief Technology Officer since July, 2020. He was Chief Technology Officer and Director at Frèllii, Inc.  from April 2019 to March, 2020. Mr. Uffens is a senior technology architect with more than two decades of executive experience at high-growth technology and global firms. He was the CEO and founder of IrisMind in 2015, which was comprised of former Seamless and Grubhub engineers, to partner, develop and invest in vertical SaaS (Software as a Service, allowing users to connect to and use cloud-based apps over the Internet) and AI startups. IrisMind developed an ML (machine learning)-based fintech consumer analysis platform and sold $5 million in licenses from 2016 to 2017. In 2010, as Vice President Engineering of Seamless, he led product development that increased revenues from $300 million to $1 billion., and led key aspects of Seamless’ 2013 merger with GrubHub, where he continued as Vice President of Engineering. Mr. Uffens was Solution Director and early employee of startup Acquity Group, an ecommerce and digital marketing company, from 2005 to 2009. At Acquity Group, he landed and executed projects with client such as the Grammy Awards, Eastern Mountain Sports, Invitrogen, Cost Plus World Markets, BNSF,  LeapFrog and Wynn Las Vegas, and led regional high-scale e-commerce and CEO services groups on the west coast. Acquity was acquired by Accenture in 2013.  From May 2004 to October 2005,  Mr. Uffens was principal architect and lead engineer at GoDaddy during its growth and development leading to its first Super Bowl ad in 2005. From August 2002 to May 2005, he was Lead Application Architect and a consultant to American Express. He was Chief Technology Officer of UbiQGroup from January 2000 to July 2002, which developed a 1:1 marketing and print-for-one platform that was acquired by a San Francisco-based insurance company in 2002. He was lead developer and architect for PerfectPracticeMD (now Advanced MD) which was then acquired by ADP.

Ian Jenkins, Chief Technology Officer

Ian Jenkins has been our Chief Technology Officer since July, 2020. He  was the President, Chief Executive Officer, Chief Financial Officer and Director of Frèlli, Inc. from April 2017 to Month Year. Mr. Jenkins has over 10 years of experience as a senior executive. Before Frèlli, Inc., Mr. Jenkins served as CEO of CodeTech, a Phoenix-based Med tech company, whose technology was acquired by Hospital Corporation of America, from Month Year to  Month Year. Mr. Jenkins also served in key marketing and product development roles at Systemic Formulas, Inc. and Orn Industries.  A background in physiology, technology startups, and supplement product research and development gives Mr. Jenkins deep knowledge of engineering, producing, and marketing health technology and nutritional supplements. Mr. Jenkins earned an M.B.A. from Thunderbird School of Global Management, and a B.S. in Physiology from Utah State University.

Board of Advisors

Eric J. Mathur

Eric J. Mathur has been a member of our Board of Advisors since July 2020. He has been Chief Science Officer of Diomics Corporation, a biotech company which is developing solutions to Alzheimers, Type I diabetes and Covid-19, since March 2020. He was Chief Science Officer of TLIT Holdings, which was engaged in cannabis molecular breeding programs, from July 2018 to February 2020. From May 2016 to May 2017, Mr. Mathur was a Strategic Advisor to Pegasus Capital Advisors in the health and wellness industry.  He was Chief Science Officer and Senior Vice President of Yulex Corporation, which was engaged in applying modern genomic tools to improve crop productivity and producing high performance hybrid Guayule parthenium planting materials for the production of sustainable biomaterials including allergy-free latex products, bio rubber, biomass and resin-based specialty chemicals,  from April 2014 to January 2017. From 1985 to 2014 Mr. Mathur held similar positions with several biotech and genomic companies in San Diego County. He has a bachelor’s degree in biology with highest honors, as well as a bachelor’s degree in applied science in biochemistry and molecular biology from the University of California, Riverside and has published numerous scientific articles in genomics and related fields.

Dr. Jonathan Lakey

Dr. Lakey has served as a member of the Board of Advisors  since February 2021  Dr. Lakey has had a long interest and research direction in cell and tissue transplantation with a focus on diabetes and islet transplantation.  Dr. Lakey received his medical degree from the University of Alberta  and received post-doctoral training in Indianapolis and Seattle in  before returning to establish his research program  at the University of Alberta. Dr. Lakey has also been the Director of the Comprehensive Tissue Bank. Dr. Lakey served as the Chief Scientific Officer and President for MicroIslet Inc, a public diabetes biotechnology company focused on Islet Xenotransplantation from. Currently, Dr. Lakey is the Director of Research and Associate Professor of Surgery at the University of California, Irvine. Dr. Lakey recently accepted the position of Director of the Clinical Islet Program at the University of California Irvine. With Dr. James Shapiro, he developed the “Edmonton Protocol” for patients with Type 1 diabetes, a recognized major advancement in the treatment of diabetes.

Dr. David Kushner

Dr. David Kushner was appointed to the Board of Advisors in May, 2021.  For more than the past five years he has been a practicing radiologist in Iowa City, Iowa and received his medical degree from Case Western University.

Code of Ethics

As of the date of this Offering Circular, we have not yet adopted a Code of Ethics.  We intend to adopt a Code of Ethics by December 31, 2021.

Board Composition; Committees of the Board

The Board of Directors is comprised of three members.  Two of those members, Dennis Locke and John Stroh, are also officers.  The Board of Directors has not established a formal compensation committee. All three members of the Board of Directors are involved in all compensation decisions. All of the Company’s officers, including the above-named executive officers, are owners of the Company’s equity securities, and have all agreed to receive nominal cash compensation for their services until such time as the Company is able to pay them compensation at market rates. Following the completion of this Offering, the Board of Directors intends to develop a structure to re-evaluate compensation levels, after seeking input from one or more outside compensation consultants. In addition, Messrs. Stroh and Locke are serving in an interim capacity.

Following completion of this Offering, the Board of Directors intends to recruit two highly-qualified individuals, preferably with public company experience, to fill the chief executive and chief financial officer positions.  It is likely that the Board of Directors will also add two additional independent directors to its board.

Director Independence

We currently have one independent director, as such term is defined in NASDAQ Rule 5605.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020 the Company compensated its three highest paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation (shares)	Total compensation ($)
John Stroh	Chairman and Director	$12,000	--	$12,000
Jeff Moses	President and Chief Marketing Officer	$12,000	--	$12,000
Dennis Locke	Chief Financial Officer	$12,000	--	$12,000

Directors receive no compensation for acting as directors. None of the Company’s officers or directors have been awarded any stock options or other equity-based compensation, but they may be awarded such compensation in the future. The Company has no pension plan to date.

Consulting Agreements with Executives

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On August 24, 2020 the Company entered into an at-will consulting agreement with John Stroh.  The consulting agreement requires the Company to pay Mr. Stroh $3,000 per month, increasing to $10,000 per month at such time as this offering raises at least $1 million.

•

On August 24, 2020 the Company entered into an at-will consulting agreement with Jeff Moses.  The consulting agreement requires the Company to pay Mr. Moses $3,000 per month.

•

On August 24, 2020 the Company entered into an at-will consulting agreement with Dennis Locke.  The consulting agreement requires the Company to pay Mr. Locke $3,000 per month, however, payment of all of Mr. Locke’s consulting fees is deferred until such time as the Company raises at least $2,000,000 in this offering.

•

On April 1, 2020, the Company entered into a consulting agreement with Gerry Martin.  Gerry Martin is a licensed real estate and business broker.  Pursuant to this agreement he will be paid $1,200 per month, and receive a success free of 3% on the value of any closed acquisition transactions originated by him.

As of December 31, 2020 the Company owed approximately $144,678 in accrued compensation to consultants, including $12,000 accrued due and payable to Mr. Locke. These amounts will be paid out of the proceeds of this offering.

Consultants Fees, Board of Directors Fees, etc.

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On May 12, 2021 the Company entered into a consultancy agreement with Dr. David Kushner.  In connection with his engagement as a consultant in May 2021 and his appointment to the Board of Advisors, Dr. David Kushner purchased 200,000 shares of Common Stock for $10,000 cash and was granted five-year options to purchase an additional 200,000 shares at $.05  per share. Dr. Kushner’s consulting agreement relates to his marketing of the Company’s products to Veterans Administration medical facilities.

•

On September 12, 2020 the Company entered into a consultancy agreement with Joy Scott.  As payment for those consultancy services, the Company issued 160,000 shares of Common Stock to Ms. Scott for services rendered from September 2020  through December 2020.  The shares  of Common Stock were  valued at $.50 per share.

•

On January 16, 2021 the Company entered into a consultancy agreement with Choice Real Estate Services.  As payment for those consultancy services, the Company issued 120,000 shares of Common Stock to Choice Real Estate Services in January 2021 for services rendered in that month.   The shares  of Common Stock were valued at $.50 per share.

•

On February 17, 2021 the Company appointed Dr. Lakey to the Board of Advisors.  In connection with his appointment to the Board of Directors, the Company issued 120,000 shares of Common Stock to Dr. Lakey.  The shares  of Common Stock were  valued at $.50 per share.

•

In connection with an investment of $500,000 in the Company’s ongoing convertible debenture offering, in June 2021 the Company issued options to purchase 266,667 shares of Common Stock at $1.875 per share.

Equity Incentive Plan

On March 31, 2021, the Company adopted the 2021 Equity Incentive Plan  (the “Plan”) under which options, including incentive stock options, restricted stock, or restricted stock units may be issued to employees, directors, officers or consultants. A total of 4,000,000 shares of Common Stock have been reserved under the Plan. No awards have been made under the Plan. The Plan was approved by shareholders at the Annual Meeting held on June 7, 2021.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, on a post Conversion basis, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 5% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock on a post Conversion basis.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class fully diluted	Percent of voting power (2)
Common Stock	Jayson Uffens	3,000,000 (3)		10.8%	1.7%
Common Stock	Ian Jenkins	3,000,000 (3)		10.8%	1.7%
Common Stock	Sakura Tran	6,000,000 (3) (4)		21.7%	34.2%
Common Stock	Gerry Martin	8,000,000 (3) (5)		28.9%	45.6%
Common Stock	All officers and directors as a group (6 persons)	16,400,000 (3)		59.2%	46.1%
Series A Convertible Preferred Stock	Sakura Tran	300,000		36.6%	36.6%
Series A Convertible Preferred Stock	Gerry Martin	400,000		48.8%	48.8%
Series A Convertible Preferred Stock	All officers and directors as a group (6 persons)	120,000		14.6%	14.6%

(1)

The address of each beneficial owner is 2030 Main Street, Suite 660, Irvine California 92614.

(2)

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

(3)

This person owns such number of shares of Series A Convertible Preferred Stock that are convertible into the number of shares of Common Stock set forth in this table.  Each share of Series A Convertible Preferred Stock is convertible into twenty shares of Common Stock and entitles the holder to 200 votes per share.

(4)

Sakura Tran beneficially owns these shares through Evolutionary Analytics, LLC a limited liability company of which she is the sole member.

(5)

Gerry Martin beneficially owns 6,000,000 of these shares by virtue of his position as Trustee of the Copazaul Capital Trust.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related Party Transaction Policy

The Board of Directors of the Company recognizes that certain transactions present a heightened risk of conflicts of interest or the perception thereof. The Board of Directors has adopted a policy to ensure that all transactions between the Company and any officer or director for amounts in the aggregate over $5,000 in any single transaction or $30,000 annually, shall be subject to approval of the Board of Directors.

 Relationship between the Company and GATC Canna Corp.

•

GATC Canna and the Company have the same President, Chief Financial Officer, Science and Technology officers, and two of the same three directors.

•

Certain aspects of MAT were developed by an unaffiliated company, Frèlli Inc. and assigned to GATC Canna on July 7, 2019.

•

On July 24, 2020 GATC Canna transferred these intellectual property rights to the Company in exchange for 1,000,000 shares of Company’s Common Stock.

•

The Company has relicensed MAT to GATC Canna with respect to its use for CBD-related therapies, in exchange for a license fee equal to 80% of GATC Canna’s gross revenues.

•

In the Q4 2020,  the Company loaned $48,400 to GATC Canna.   The Company loaned an additional $16,000 in November 2020 and $7,000 in December 2020.

•

GATC Rx, the Company’s majority-owned subsidiary loaned $71,700 to GATC Canna during June to October 2020.

•

As of December 31, 2020 GATC Canna owes the Company and GTAC Rx a total of $104,700. The loans bear no interest and are payable on demand.

Relationship between the Company and GATC DB Care Corp.

•

GATC DB, GATC Canna and the Company have the same President, Chief Financial Officer, Science and Technology officers, and two of the three directors.

•

On March 23, 2021, the Company licensed MAT to GATC DB, in exchange for a 7% royalty on net sales, with respect to the diabetes genetic testing and the development of therapies with respect thereto.

•

On April 14, 2021 the Company loaned $100 to GATC DB  to enable that company to open a bank account.

Relationship between the Company and  ONIT Sciences, Inc.

•

ONIT Sciences, Inc., (“ONIT”) and the Company have the same President, Chief Financial Officer, Science and Technology officers, and two of the three directors.

•

The Company subleases approximately 2,500 square feet of office space on a month to month basis from ONIT.  The Company pays ONIT $10,500 per month to sublease the office space.

•

The Company also reimburses ONIT for health insurance premiums of approximately $4,500 per month paid by ONIT on behalf of Company consultants.

Relationship between the Company and Frèlli, Inc.

•

The foundations of MAT were developed by an unaffiliated company, Frèlli, Inc. (“Frèlli”).  On July 24, 2020, Frèlli transferred the patent rights for MAT to the Company pursuant to an assignment agreement.  Under this agreement, the Company is required to pay Frèlli a 5% royalty on net sales.

•

The Company’s Chief Technology Officer owns 21% of Frèlli’s common stock.

Other Relationships

The Company has entered into a consulting agreement effective April 1, 2021 with a stockholder, Gerry Martin, pursuant to which Mr. Martin will seek for the Company strategic equity partners, acquisitions, joint ventures or executive recruiting, and business development. Mr. Martin will be paid $1,200 per month in cash as well as a 3% success fee on any transaction originated by him. He is a licensed California real estate broker and as such is licensed to receive commissions on business acquisitions.

Evolutionary Analytics, LLC, (“Evolutionary Analytics”) which owns 22% of our Common Stock, is a party to a consulting agreement pursuant to which it is entitled to $15,000 per month commencing on September 1, 2020. Of that amount, $10,000 per month is accrued and is deferred until such time as the Company has raised at least $2 million in debt or equity financing.  The consulting agreement is at will. As of December 31, 2020 the Company owes Evolutionary Analytics $105,000, which is expected to be paid out of the proceeds of this offering.

On June 4, 2021, the Company’s shareholders approved an amendment to the Articles of Incorporation authorizing a series of Series A Convertible Preferred Stock. This security is convertible into ten shares of Common Stock but entitles the holder to 200 votes per share. All shareholders were given the opportunity to convert their common shares into Series A Convertible Preferred Stock. Together with a non-executive shareholder holding 3,000,000 shares of Common Stock who converted into 600,000 shares of Series A Convertible Preferred Stock, executives Stroh, Moses and Locke, and director Gerry Martin respectively elected to convert their 200,000, 500,000, 500,000 and 4,000,000 shares of Common Stock into  20,000, 50,000, 50,000 and 400,000 shares of Series A Convertible Preferred Stock.

SECURITIES BEING OFFERED

The Company is offering Common Stock to investors in this offering.

The following description summarizes important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and its Bylaws, copies of which will be filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s capital stock, you should refer to its Amended and Restated Certificate of Incorporation, Bylaws, and applicable provisions of the Wyoming General Corporation Law.

GATC Health Corp’s authorized capital stock consists of 100,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of Preferred Stock, $0.0001 par value per share, including up to 1,500,000 shares of Series A Convertible Preferred Stock.

As of September 15, 2021, and after giving effect to the Stock Split, the outstanding shares of the Company are as follows:

•

11,280,000 outstanding shares of Common Stock.

•

820,000 shares outstanding shares of Series A Convertible Preferred Stock; no other shares of Preferred Stock are outstanding.

Common Stock

Voting:  One vote per share of Common Stock on all matters submitted to a vote of stockholders

Dividends:  Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor. The Company does not expect to pay dividends for the foreseeable future.

Special Rights:  Shares of our Common Stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Amended and Restated Articles of Incorporation.

Liquidation/Winding Up:  In the event of our liquidation, dissolution or winding up, each share of our Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Amended and Restated Articles of Incorporation restrictions on the transfer and ownership of our stock.

Wyoming Law:  Under Wyoming law, a Wyoming corporation generally cannot dissolve, amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters. Wyoming law also permits a Wyoming corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Restrictions on Transfer:  The Board of Directors may restrict the transfer of any of the Corporation’s Common Stock or any other securities which the Corporation may now or hereafter authorize to issue by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of Wyoming. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorizes our Board of Directors to classify any unissued shares of Preferred Stock into one or more classes or series of Preferred Stock. Prior to the issuance of shares of each class or series, our Board of Directors is required by Wyoming law and by our Amended and Restated Articles of Incorporation to set, subject to the provisions of our Amended and Restated Articles of Incorporation regarding the restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over shares of our Common Stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or that our Common Stockholders otherwise believe to be in their best interests.

Restrictions on Transfer: The Board of Directors may restrict the transfer of any of the Corporation’s Preferred Stock or any other securities which the Corporation may now or hereafter authorize to issue by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of Wyoming. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

Series A Convertible Preferred Stock

As of the date of this Offering Circular, 820,000 of the authorized 1,500,000 shares of Series A Convertible Preferred Stock are outstanding and we have no present plans to issue any additional shares of Preferred Stock. Holders of the Series A Convertible Preferred Stock have the same dividend and liquidation rights as the Common Stock on an as-converted basis.

Conversion and Voting:  Each share of Series A Convertible Preferred Stock is convertible into twenty shares of Common Stock and entitles the holder to 200 votes per share.

Change of Control Provisions

Wyoming law and the Company’s  Articles of Incorporation contain provisions restricting the ability of an outside party to effect a change in control of the Company. These include control share acquisition provisions in Wyoming law, our classified Board of Directors, the ownership by certain shareholders of super-voting Series A Convertible Preferred Stock,  and our ability to issue preferred shares without shareholder approval. See “Risk Factors -- The ability of stockholders to control our policies and effect a change of control of our Company is limited by certain provisions of our Articles of Incorporation and bylaws and by Wyoming law”.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The Company will be required to make annual and semi-annual filings with the SEC. The Company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The Company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The Company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The Company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 stockholders of record and have filed at least one Form 1-K.

At least every 12 months, the Company will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

The Company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the Company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the Company remains an “emerging growth company,” the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If the Company becomes a public reporting company in the future, the Company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The Company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the Company would cease to be an “emerging growth company” as of the following December 31.

If the Company does not become a public reporting company under the Exchange Act for any reason, the Company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the Company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its stockholders could receive less information than they might expect to receive from more mature public companies.

GATC HEALTH CORP

Consolidated Audited Financial Statements

As and for the Period May 16, 2020 (Inception) to December 31, 2020

Independent Auditors' Report

F-2

Financial Statements

GATC Health Corp and Subsidiary Consolidated Balance Sheet

F-4

 GATC Health Corp and Subsidiary Consolidated Statement of Operations

F-5

GATC Health Corp and Subsidiary Consolidated Statement of Changes in Stockholders’ Equity

F-6

GATC Health Corp and Subsidiary Consolidated Statement of Cash Flows

F-7

Notes to Consolidated Financial Statements

F-8

INDEPENDENT AUDITOR'S REPORT

May 25, 2021

To:

Board of Directors, GATC HEALTH CORPORATION

Re:

2020(YE) Consolidated Financial Statement Audit

We have audited the accompanying consolidated financial statements of GATC HEALTH CORPORATION (a corporation organized in Wyoming) and its subsidiary (collectively, the “Company”), which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity/deficit, and cash flows for the inception period of May 16, 2020 through December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the consolidated results of its operations, changes in stockholders’ equity/deficit and cash flows for the inception period of May 16, 2020 through December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, CO

May 25, 2021

GATC HEALTH CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
As of December 31, 2020
See accompanying Independent Auditor’s Report and Notes to the Financial Statements

2020
ASSETS

Current Assets
Cash and cash equivalents	$28,439
Accounts receivable	12,000
Accounts receivable-related party	12,462
Total Current Assets	52,901

Loans to Licensee affiliates	104,700
Intellectual property	1,050
Capitalized software development cost	268,200
Deferred offering costs	32,500
Furniture and equipment, less depreciation	38,526

Total Assets	$497,877

LIABILTITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	49,882
Accounts payable-related parties	164,678
Accrued liabilities	0
Accrued interest on convertible debentures	$10,572
Total Current Liabilities	225,132

Commitments and Contingencies

STOCKHOLDERS' EQUITY

Common stock (100,000,000 shares authorized; $0.0001 par value, 13,580,500 shares outstanding as of December 31, 2020)	1,358
Additional paid in capital	647,220
Mandatorily convertible debentures	686,250
Accumulated Deficit	(1,062,083)
GATC Health stockholders' equity	237,864
Noncontrolling interest stockholders' equity	51,330
Total Stockholders' Equity (Deficit)	272,745
Total Liabilities and Stockholders' Equity	$497,877

GATC HEALTH CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
For the inception period of May 16, 2020 through December 31, 2020
See accompanying Independent Auditor’s Report and Notes to the Financial Statements

2020

REVENUE	$12,000

EXPENSES

Compensation expense	861,218
General and Administrative	202,293
Total operating expenses	1,063,511

NET OPERATING INCOME (LOSS)	$(1,051,511)

Other expense-interest expense	10,572

NET INCOME (LOSS)	$(1,062,083)
Net Income (loss) attributed to noncontrolling interests	(141,918)
Net Income (loss) attributed to GATC Health stockholders	(920,165)

INCOME (LOSS) PER COMMON SHARE -
BASIC AND DILUTED	$(0.05)

Basic and diluted weighted average
shares outstanding	13,350,627

GATC HEALTH CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the inception period of May 16, 2020 through December 31, 2020
See accompanying Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid in Capital	Deficit	Total

Balances, May 16, 2020 (inception)	--	$--	$--	$--	$--

Issuance of Shares for furniture and equipment on May 16, 2021	13,000,000	1,300	39,163	--	40,463
Issuance of shares for technology rights on May 16, 2020	500,000	50	1,000	--	1,050
Issuance of shares for services September to December 2020	80,000	8	107,057	--	107,065
Issuance of shares by subsidiary in July 2020			500,000		500,000
Issuance of mandatorily convertible debentures			686,250		686,250
Net loss for the period Inception (May 16, 2020) to December 31, 2020	--	--	--	(1,062,083)	(1,062,083)
Balances, December 31, 2020	13,580,000	$1,358	$1,333,470	$(1,062,083)	$272,745

GATC HEALTH CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the inception period of May 16, 2020 through December 31, 2020
See accompanying Independent Auditor’s Report and Notes to the Financial Statements

2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) from operations	$(1,062,083)

Adjustments to reconcile net loss to
net cash used in operating activities:
Share based compensation expense	107,057
Depreciation	1,945

Changes in operating assets and liabilities

Increase (decrease) in accounts payable	49,882
Increase (decrease) in accounts payable-related party	164,678
Increase (decrease) in accrued interest	10,572
(Increase) in loans to licensee affiliates	(104,700)
(Increase) decrease in accounts receivable	(12,000)
(Increase) decrease in accounts receivable-related party	(12,462)
Increase/(decrease) in accrued liabilitiies	--

Net cash provided (used) by operating activities	(857,111)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock by subsidiary	500,000
Costs of offering	(32,500)
Issuance of mandatorily convertible debentures	686,250

Net cash provided (used) by financing activities	1,153,750

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalized software development costs	(268,200)

Net cash provided (used) by investing activities	(268,200)

Net increase (decrease) in cash	28,439
Cash, at beginning of period	--
Cash, at end of period	$28,439

Supplemental disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$--
Income taxes	$--

Noncash investing and financing activities:
Issuance of common stock for furniture and equipment	$40,463
Issuance of common stock for intellectual property	$1,050

GATC HEALTH CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD INCEPTION (MAY 16, 2021) TO DECEMBER 31, 2020

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company

GATC Health Corp., a Wyoming corporation incorporated on May 16, 2020, is engaged in the business of providing products and services for the gathering of human genome DNA, sequencing, and processing that sequence through artificial intelligence. The Company has one majority-owned subsidiary, GATC Rx Corp; the parent is currently seeking to acquire the 36.6% of minority interests in exchange for its common stock.  Collectively, GATC Health Corp. and GATC Rx Corp. are referred to as the “Company”.

Since inception, the Company relied on external fund raising to fund its business.  The Company has an accumulated deficit in earnings since inception. These matters raise substantial concern about the Company’s ability to continue as a going concern once funds raised from investors have been exhausted.  These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of GATC Health Corp. and its majority-owned subsidiary. Non-controlling interests in net income or losses, and net equity are reported in amounts that reflect the non-controlling party(s) percentage ownership in the subsidiary. The effect of intercompany balances and transactions has been eliminated.

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2019 (the “transition date”) using the full retrospective method. There was no transition adjustment recorded upon the adoption of ASC 606.  Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Cash and Cash Equivalents

We consider all highly liquid investments with maturities of three months or less to be cash equivalents. As of December 31, 2020, the Company had $28,439 in cash and cash equivalents. The Company does maintain cash balances in banking institutions in excess of federally insured amounts and therefore is exposed to the related potential credit risk associated with such cash deposits.

Income tax

We are subject to income taxes in the United States and the State of California. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. In accordance with FASB ASC Topic 740, “Income Taxes,” we provide for the recognition of deferred tax assets if realization of such assets is more likely than not.

Estimates

The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others, the fair value of shares of common stock issued for services. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

Fair Value Measurements

Fair value measurements are determined using authoritative guidance issued by the FASB, with the exception of the application of the guidance to non-recurring, non-financial assets and liabilities as permitted. Fair value is defined in the authoritative guidance as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company's assumptions.

The Company is required to use observable market data if available without undue cost and effort.

The Company’s financial instruments include accounts payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

Loss Per Share

Earnings (loss) per share is calculated in accordance with ASC Topic 260, “Earnings Per Share.” Basic loss per share has been computed using the weighted average number of common shares outstanding and issuable during the period. Diluted loss per share is computed based on the weighted average number of common shares and all common equivalent shares outstanding during the period in which they are dilutive. For the period May 16, 2020 (Inception) to December 31, 2021, the weighted average common shares outstanding was 13,350,627. There were no potentially dilutive shares as of any period presented because the Company had no net profit.

Stock-Based Compensation

Pursuant to its 2021 Equity Incentive Plan, the Company may issue stock instruments, including shares of its common stock, restricted stock units (RSUs), stock options, and warrants to purchase shares of its common stock to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option awards issued and vesting to employees in accordance with authorization guidance of the FASB whereas the value of stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Options to purchase shares of the Company’s common stock vest and expire according to the terms established at the grant date.

The Company accounts for stock options and warrant grants issued and vesting to non- employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete. As of the periods presented, there were no awards issued under the 2021 Equity Incentive Plan.

Advertising costs

Advertising costs of $0 were incurred from May 16, 2020 (inception) to December 31, 2020.

Property and Equipment

Furniture and Equipment is stated at cost, or for furniture and equipment contributed to the Company upon incorporation, upon the fair market value of such furniture and equipment. Upon incorporation of the Company, the founders contributed artwork with a fair market value of

$27,540 and furniture and office equipment with a fair market value of $11,415. The artwork is displayed at the Company’s principal executive offices. The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over their estimated economic lives.

Artwork is not depreciated. Purchases of equipment with a value of less than $500 are expensed.

Capitalized Software Development Costs

In accordance with ASC 350-40 “Internal-Use Software” and ASC 350-985 “Software” the Company expenses costs as they are incurred until technological feasibility has been established,

at and after which time those costs are capitalized until the product is available for general release to customers. Costs incurred to enhance our software products, after general market release of the services using the products, is expensed in the period they are incurred. The periodic expense for the amortization of previously capitalized software development costs is included in costs of services provided.

Deferred offering costs

In accordance with Staff Accounting Bulletin 5.A, offering costs being incurred in connection with the Company’s proposed public offering under Regulation A are deferred and are reflected as other assets in the accompanying consolidated balances sheets. Such costs will be deducted from the net proceeds of the offering if it is successful; if not, such costs will be expensed.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which simplifies the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with specified exceptions. This standard is effective for the Company beginning in the first quarter of 2020, and early adoption is permitted. The implementation of ASU 2018-07 did not have a material effect on the Company’s financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements of fair value measurements. This standard is effective for the Company in the first quarter of 2020, and early adoption is permitted. The implementation of ASU 2018-13 did not have a material effect on the Company's financial statements or disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for public companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The implementation of ASU 2018-13 did not have a material effect on the Company's financial statements or disclosures.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15, Intangibles Goodwill and Other Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance will not have a material impact on the Company’s Financial Statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which was subsequently amended in November 2018 through ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments Credit Losses. ASU 2016-13 requires entities to estimate all expected credit losses for financial assets measured at amortized cost basis, including trade receivables, held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The adoption of this new guidance will not have a material impact on the Company's Financial Statements and related disclosures. The balance for allowance for uncollectable accounts was $0 for all periods presented.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or is not believed by management to have a material impact on the Company's present or future consolidated financial statements.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company is still in development stage and has not yet been successful in establishing profitable operations. The Company has incurred net losses of $1,062,083 for the period May 16, 2020 (inception) to December 31, 2020. The Company has generated limited revenues to date. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company's management plans to continue as a going concern revolves around its ability to achieve, as well as raise necessary capital to pay ongoing general and administrative expenses of the Company. The ability of the Company to continue as a going concern is dependent on securing additional sources of capital and the success of the Company's plan. There is no assurance that the Company will be successful in raising the additional capital or in achieving profitable operations.

NOTE 3 - STOCKHOLDERS' EQUITY

The Company has authorized 100,000,000 shares of common stock, $.0001 par value, of which 13,580,000 shares are outstanding as of December 31, 2020.

The Company issued 13,000,000 shares upon incorporation for furniture and artwork valued at $11,415 and $27,540, respectively, and intellectual property valued at the par value of the stock issued of $50.

At an annual shareholders meeting held in 2021, the shareholders approved an amendment to the Articles of Incorporation which (a) authorizes the issuance of up to 10,000,000 shares of preferred stock, $.0001 par value, which may be issued with such rights, preferences and designation and to be issued in such series as determined by the Board of Directors; (b) provides for the issuance of up to 800,000 shares of Series A Convertible Preferred Stock, each share of which is convertible into 10 shares of Common Stock and has 100 votes per share; and provides for a classified board of directors.

NOTE 4 - CONVERTIBLE DEBENTURES

Through December 31, 2020, the Company has offered and sold an aggregate of $686,250 of its 8% Convertible Debentures. The Debentures are mandatorily convertible into shares of Common Stock, together with accrued interest at 8% per annum, at the lesser of $3.75 per share or at a 25% discount to the price at which the Company effects a public offering under Regulation A (see below), at the earliest to occur of (a) three years after issuance of each particular Debenture, or (b) at such time as the Company raises no less than $1 million in any offering (including the above- referenced Regulation A offering) subsequent to the offering of the Debentures. Any holder of Debentures may also, at any time, convert Debentures in whole or in part into common stock at such conversion rate. Because the Debentures are mandatorily convertible into Common Stock, the Company has classified them as equity in the accompanying balance sheets.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company owns certain intellectual property, including a patent application and trade secrets, and patents in development, for its Multiomic Advanced Technology ™ (“MAT”). MAT sequences an individual’s DNA, reading the entire genome and analyzing the full data set of“omics,” including genomics, proteomics, and microbiomics, using artificial intelligence. Certain aspects of MAT were developed by an unaffiliated company, Frelii, Inc. and assigned to GATC Canna Corp. (“Canna”), a company under common control with the Company, on July 7, 2019. Canna transferred these intellectual property rights to the Company on July 24, 2020 in exchange for 500,000 shares of Company common stock. The Company has relicensed MAT to Canna with respect to its use for CBD-related therapies, in exchange for a license fee equal to 80% of Canna’s gross revenues.

The Company has loaned funds to both of Canna as of December 31, 2020.  Canna owed the Company $104,700. The loans bear no interest and are payable on demand.

The Company subleases office space on a month-to-month basis in a modern office building from ONIT Sciences, Inc., a company under common control with the Company, and also reimburses ONIT for health insurance premiums of approximately $4,500 per month paid by ONIT on behalf of Company consultants. The total monthly payments to ONIT for the sublease and the health insurance is $15,000 per month. The lease rate per square foot is believed to be equivalent to the rate the Company would be required to pay to an unrelated party.

NOTE 6 – INCOME TAXES

The Company did not provide for any Federal or state income tax expense during the period ended December 31, 2020 as a result of the availability of net operating loss carryforwards. As of December 31, 2020, the Company had provided a 100% valuation allowance with respect to such Federal and state net operating loss carryforwards, as it cannot determine that it is more likely than not that it will be able to realize such deferred tax assets. This valuation allowance represents the difference in the Company’s effective income tax of 0% and the Federal statutory income tax rate of 21% for the periods ended December 31, 2020.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in the United States. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain refundable employee retention credits. The Company evaluated the provisions of the CARES Act and does not anticipate the associated impacts, if any, will have a material effect on the Company’s provision for income taxes for the year ended December 31, 2021.

NOTE 7 – SUBSEQUENT EVENTS

Reg A Securities Offering

The Company is in the process of preparing for a securities offering exempt from registration under Regulation A.  The Company intends to offer up to 2,000,000 shares of Common Stock for an anticipated price of $9.00 per share.

Related Party Licensing Agreement

On March 23, 2021, the Company licensed MAT to a newly-formed corporation, GATC DB Care Corp. (“DB Care”), in exchange for a 7% royalty on net sales, with respect to the diabetes genetic testing and the development of therapies with respect thereto. DB Care management and its control shareholders are all officers and/or shareholders of the Company. The Company loaned $100 to DB Care to enable that company to open a bank account.

Minority Interest Acquisition

By resolution of its Board of Directors dated March 31, 2021, the Company agreed to issue 1,215,500 shares of common stock to acquire the minority interests in its GATC Rx subsidiary, via a merger between that subsidiary and a new subsidiary to be formed for that purpose. This merger is expected to be finalized by June 30, 2021 and is subject to the approval of a majority of the minority shareholders at a shareholder meeting to be convened for such purpose.

Management’s Evaluation

Management has evaluated subsequent events through May 25, 2021, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Exhibit Description
2.1	Amended and Restated Certificate of Incorporation
2.2	Bylaws
4.1	Form of Subscription Agreement*
6.1	2021 Equity Incentive Plan
6.2	Form of GATC Health Inc. Convertible Debentures
6.3	GATC Health Corp. Convertible Debenture Purchase Agreement
6.4	Intellectual Property Asset Purchase Agreement dated July 24, 2020 between GATC Canna, GATC Rx. And Frèlli, Inc
6.5	Assignment Agreement dated July 24, 2020 between Frèlli, Inc (Assignor) GATC Canna and GATC Rx. (Assignors)
6.6	Assignment Agreement dated November 5, 2020 between Frèlli, Inc (Assignor) and the Company (Assignee)
6.7	License Agreement dated March 23, 2021 between GATC Health Corp. and DB Care
6.8	License Agreement dated July 24, 2020 between GATC Health Corp. and GATC Canna
6.9	Master License and Services Agreement dated October 19, 2019 between Frèlli, Inc and Systemic Formulas
6.10	General Service Agreement Client Service Provider between Allergy Butler, LLC and GATC Health Corp dated March 9, 2021
6.11	Manhattan Street Capital Reg A+ Engagement Agreement dated August 6, 2020
6.12	Form of Irrevocable Power of Attorney*
8.1	Escrow Agreement
11.1	Auditor’s Consent
12.1	Opinion of CrowdCheck Law LLP*
13.1	Testing the Waters Materials*

*	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Amendment No. 1 to the Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on July 26, 2021.

GATC HEALTH CORP.

By:	/s/ Jeff Moses
Jeff Moses
President

This Amendment No. 1 to the Offering Statement has been signed by the following person in the capacities indicated on July 26, 2021.

By:	/s/ John Stroh
John Stroh
Chairman and Director (Principal Executive Officer)

By:	/s/ Dennis Locke
Dennis Locke
Chief Financial Officer and Director (Principal Accounting and Financial Officer)

By:	/s/ Gerry Martin
Gerry Martin
Director

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